UNITED STATES
	 SECURITIES AND EXCHANGE COMMISSION
		Washington, DC 20549




		    FORM U-3A-2

		  File No. 69-302




       Statement by Holding Company Claiming
       Exemption under Rule U-3A-2 from the
      Provisions of the Public Utility Holding
	       Company Act of 1935



		 FPL GROUP, INC.


	      Filed on March 1, 2000





		  Page 1 of 77




FPL Group, Inc. hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

1. FPL Group, Inc. (FPL Group), the claimant, is a Florida corporation, organized in 1984, with its principal executive offices at 700 Universe Boulevard, Juno Beach, Florida 33408. FPL Group's business is the holding of all the outstanding capital stock of its subsidiaries. For information regarding FPL Group's subsidiaries as of December 31, 1999, see Appendix 1.

2. The claimant's only subsidiary public utility company is Florida Power & Light (FPL), a Florida corporation, which is an electric utility. As of December 31, 1999, FPL and the claimant had the following generating facilities:



								     No. of                               Net
		 Facility                         Location           Units      Fuel               Capability (mw)(a)
----------------------------------------    ---------------------    ------    -----               ------------------
FPL:
STEAM TURBINES
  Cape Canaveral ......................     Cocoa, FL                   2      Oil/Gas                    804
  Cutler ..............................     Miami, FL                   2      Gas                        215
  Fort Myers ..........................     Fort Myers, FL              2      Oil                        543
  Manatee .............................     Parrish, FL                 2      Oil                      1,625
  Martin ..............................     Indiantown, FL              2      Oil/Gas                  1,631
  Port Everglades .....................     Port Everglades, FL         4      Oil/Gas                  1,242
  Riviera .............................     Riviera Beach, FL           2      Oil/Gas                    573
  St. Johns River Power Park ..........     Jacksonville, FL            2      Coal/Petroleum Coke        254(b)
  St. Lucie ...........................     Hutchinson Island, FL       2      Nuclear                  1,553(c)
  Sanford .............................     Lake Monroe, FL             3      Oil/Gas                    934
  Scherer .............................     Monroe County, GA           1      Coal                       658(d)
  Turkey Point ........................     Florida City, FL            2      Oil/Gas                    810
									2      Nuclear                  1,386
COMBINED-CYCLE
  Lauderdale ..........................     Dania, FL                   2      Gas/Oil                    860
  Martin ..............................     Indiantown, FL              2      Gas                        950
  Putnam ..............................     Palatka, FL                 2      Gas/Oil                    498
COMBUSTION TURBINES
  Fort Myers ..........................     Fort Myers, FL             12      Oil                        636
  Lauderdale ..........................     Dania, FL                  24      Oil/Gas                    840
  Port Everglades .....................     Port Everglades, FL        12      Oil/Gas                    420
DIESEL UNITS
  Turkey Point ........................     Florida City, FL            5      Oil                         12
TOTAL .................................                                                                16,444
____________________
(a)  Represents FPL's net warm weather peaking capability.
(b)  Represents FPL's 20% ownership interest in each of SJRPP Units Nos. 1 and 2, which are jointly owned with the Jacksonville Electric
     Authority (JEA).
(c)  Excludes Orlando Utilities Commission's and the FMPA's combined share of approximately 15% of St. Lucie Unit No. 2.
(d)  Represents FPL's approximately 76% ownership of Scherer Unit No. 4, which is jointly owned with the JEA.

N/M - Not meaningful

Transmission and Distribution. As of December 31, 1999, FPL owned and operated 487 substations and the following electric transmission and distribution lines:


			  Overhead Lines     Trench and Submarine
Nominal Voltage             Pole Miles           Cable Miles
---------------           --------------     --------------------
500 kv ................      1,107(a)                  -
230 kv ................      2,246                    31
138 kv ................      1,433                    49
115 kv ................        670                     -
 69 kv ................        166                    14
Less than 69 kv .......     39,858                21,353
			    ------                ------
Total .................     45,480                21,447
			    ======                ======
____________________
(a) Includes approximately 75 miles owned jointly with the JEA.



3.   Florida Power & Light Company
     Total kwh of Electric Energy Sold & Purchased
     Year Ended December 31, 1999



					       kwh                  Revenue                kwh              Purchased
		 State                         Sold                    $                Purchased               $
     -----------------------------        --------------        --------------        -------------        ------------
     Alabama .....................            24,575,000        $      800,560                    -        $          -
     Missouri ....................             2,134,000               181,119            9,736,000             273,509
     Ohio ........................            26,150,000             3,854,350          152,745,000           4,656,967
     Texas .......................           178,015,000            17,987,321          185,174,000           6,531,220
     Minnesota ...................               356,000                35,230                    -                   -
     North Carolina ..............             7,435,000               843,393           86,198,000           2,747,540
     Illinois ....................             2,335,000             2,682,962                    -                   -
     Kentucky ....................           328,001,000            16,966,404          319,931,000           9,587,723
     New York ....................            10,048,000               669,104           64,016,000           2,004,862
     Georgia .....................           380,974,000            23,365,791        6,065,100,000         104,673,160
     Pennsylvania ................            14,475,000             4,621,269                    -              16,374
     New Jersey ..................             4,924,000               853,374                    -                   -
     South Carolina ..............            11,242,000               478,033          119,044,000           2,646,473
     Nebraska ....................               384,000               115,200                    -                   -
     Tennessee ...................           189,852,000            10,124,463                    -              24,333
     Virginia ....................                     -                     -            7,756,000             400,668
     Oklahoma ....................                     -                     -              420,000              14,040

     Total electric energy sold at
     wholesale or purchased outside
     the State of Florida                  1,180,900,000            83,578,573        7,010,120,000        $133,576,869

     Florida ....................         86,885,600,000         5,851,869,142

     Total electric energy sold
     (at retail or wholesale)             88,066,500,000        $5,935,447,715


4.   FPL Group has the following interests in EWG's:

     Doswell Limited Partnership (Doswell), the business address of which is 10098 Old Ridge Road, Ashland, VA 23005. The facility is a 665 megawatt gas-fired combined cycle plant located in Hanover County, Virginia, which sells 100% of its power to Virginia Electric and Power Company. At December 31, 1999, ESI Doswell, Inc., ESI LP, Inc., ESI Doswell GP, Inc., ESI Doswell GP II Holdings, Inc. and ESI Doswell LP Holdings, Inc. each owned a partnership interest in Doswell Limited Partnership, an EWG. These interests in the aggregate equal 100%. ESI Energy, LLC (ESI Energy) is the parent of those entities that have an interest in Doswell. ESI is a wholly-owned subsidiary of FPL Energy, LLC (FPL Energy) which is wholly-owned by FPL Group Capital Inc, a wholly-owned subsidiary of FPL Group. Doswell's equity balance at December 31, 1999 was $76.5 million.

     Capitalization and earnings during the reporting period were:

     Total Equity ......................   $76,451,000
     Total Debt Obligations ............  $315,500,000
     Net Income ........................   $34,634,000
     FPL Group's Equity in Net Income ..   $34,634,000

     ESI Vansycle Partners, LP (Vansycle), the business address of which is 700 Universe Boulevard, Juno Beach, FL 33408. The facility is a 24.9 megawatt wind energy project located in Umatilla County, eastern Oregon, close to the Oregon-Washington border, which sells 100% of its power to Portland General Electric Company. At December 31, 1999, ESI Vansycle GP, Inc. (ESI GP) and ESI Vansycle LP, Inc. (ESI LP) own 1% and 99%, respectively, of Vansycle. ESI GP and ESI LP are wholly-owned subsidiaries of ESI Energy. ESI is a wholly-owned subsidiary of FPL Energy, which is wholly-owned by FPL Group Capital Inc, a wholly-owned subsidiary of FPL Group. Vansycle's equity balance at December 31, 1999 was $27.1 million. FPL Group Capital and Vansycle have an outstanding letter of credit of $263,000 guaranteeing Vansycle's PPA milestone commercial operations.

     Capitalization and earnings during the reporting period were:

     Total Equity ......................  $27,148,000
     Total Debt Obligations ............           $0
     Net Income ........................   $1,773,000
     FPL Group's Equity in Net Income ..   $1,773,000




								EXHIBIT A


A consolidating statement of income and surplus of the claimant and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of the claimant and its subsidiary companies as of the close of such calendar year.


		Company                                    Pages
		-------                                    -----

FPL Group, Inc. and Subsidiaries                            5-6

Florida Power & Light Company and Subsidiaries              7-8

FPL Group Capital Inc and Subsidiaries                     9-14

Alandco Inc. and Subsidiaries                             15-16

FPL Energy, LLC and Subsidiaries                          17-22

ESI Energy, LLC and Subsidiaries                          23-50

FPL Group International, Inc. and Subsidiaries            51-58

Telesat Cablevision, Inc. and Subsidiaries                59-62

HJT Holdings, Inc., LCR Holdings, Inc. and Subsidiaries   63-64

Notes to Consolidating Financial Statements               65-66




FPL GROUP, INC. AND SUBSIDIARIES                                                                                   5
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars
							  Florida
							  Power           FPL Group        Adjusting
					      FPL         & Light         Capital          &             FPL Group,
					      Group,      Company         Inc              Elim.         Inc.
ASSETS                                        Inc.        Consolidated    Consolidated     Entries       Consolidated
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.              $0    $17,561,831       $912,140                $0   $18,473,971
 Nuclear fuel under capital lease                    0        157,151              0                 0       157,151
 Construction work in progress                       0        449,229        473,569                 0       922,798
 Less accumulated depr. & amort.                     0    (10,184,439)      (105,101)                0   (10,289,540)
    Total prop., plant and eqpt.-net                 0      7,983,772      1,280,608                 0     9,264,380

CURRENT ASSETS
 Cash and cash equivalents                     (16,353)           414        376,479                 0       360,540
 Customer receivables - net                          0        432,593         49,078                 0       481,671
 Mat'ls., supplies & fossil fuel inv.                0        298,628         44,565                 0       343,193
 Deferred clause expenses                            0         54,274              0                 0        54,274
 Other                                             (24)       107,191        169,594          (143,490)      133,271
    Total current assets                       (16,377)       893,100        639,716          (143,490)    1,372,949

OTHER ASSETS:
 Special use funds of FPL                            0      1,351,737              0                 0     1,351,737
 Other investments                           5,825,894          7,720        903,150        (6,126,031)      610,733
 Other                                         112,638        371,834        443,361           (86,367)      841,466
    Total other assets                       5,938,532      1,731,291      1,346,511        (6,212,398)    2,803,936

    TOTAL ASSETS                            $5,922,155    $10,608,163     $3,266,835       ($6,355,888)  $13,441,265

CAPITALIZATION
 Common shareholders' equity                $5,370,142     $4,792,763     $1,012,540       ($5,805,304)   $5,370,141
 Pref. stk. w/o sinking fund require.                0        226,250              0                 0       226,250
 Long-term debt                                      0      2,078,885      1,398,964                 0     3,477,849
    Total capitalization                     5,370,142      7,097,898      2,411,504        (5,805,304)    9,074,240

CURRENT LIABILITIES
 Short-term debt                                     0         94,000        245,200                 0       339,200
 Cur. matur. of ltd. & pref. stock                   0        125,000              0                 0       125,000
 Accounts payable                                    0        378,944         27,655                 0       406,599
 Customers' deposits                                 0        283,955              0                 0       283,955
 Accrued interest and taxes                      6,092        136,997         19,604            19,433       182,126
 Deferred clause revenue                             0        115,586              0                 0       115,586
 Other                                         479,175        298,129        121,853          (480,801)      418,356
    Total current liabilities                  485,267      1,432,611        414,312          (461,368)    1,870,822

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                   0        802,461        365,424           (89,217)    1,078,668
 Def. regulatory credit - income taxes               0        125,841              0                 0       125,841
 Unamortized investment tax credits                  0        183,801              0                 0       183,801
 Storm and property insurance reserve                0        215,579              0                 0       215,579
 Other                                          66,746        749,972         75,595                 1       892,314
    Total other liab. & def. credits            66,746      2,077,654        441,019           (89,216)    2,496,203

TOTAL CAPITALIZATION AND LIABILITIES        $5,922,155    $10,608,163     $3,266,835       ($6,355,888)  $13,441,265



FPL GROUP, INC. AND SUBSIDIARIES                                                                                   6
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars
							   Florida
							   Power           FPL Group         Adjusting
					    FPL            & Light         Capital           &            FPL Group,
					    Group,         Company         Inc               Elim.        Inc.
INCOME STATEMENT                            Inc.           Consolidated    Consolidated      Entries      Consolidated
OPERATING REVENUES                                  $0     $6,057,492       $380,277                $0    $6,437,769

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0      2,231,860        133,403                 0     2,365,263
 Other operations and maintenance                    9      1,157,861        164,362                 0     1,322,232
 Depreciation & amortization                         0        988,547         50,806                 0     1,039,353
 Impairment loss on Maine assets                     0              0        175,622                 0       175,622
 Taxes other than income taxes                       0        606,331          9,147                 0       615,478
    Total operating expenses                         9      4,984,599        533,340                 0     5,517,948
OPERATING INCOME                                    (9)     1,072,893       (153,063)                0       919,821

OTHER INCOME (DEDUCTIONS):
 Interest charges                              (32,407)      (163,773)       (58,571)           32,405      (222,346)
 Preferred stock dividends - FPL                     0        (14,762)             0                 0       (14,762)
 Divestiture of cable investments                    0              0        257,213                 0       257,213
 Other-net                                     713,049          5,272        108,124          (746,282)       80,163
    Total other deductions - net               680,642       (173,263)       306,766          (713,877)      100,268

INCOME BEFORE INCOME TAXES                     680,633        899,630        153,703          (713,877)    1,020,089

INCOME TAXES                                   (16,766)       323,943         15,513                 0       322,690

NET INCOME (LOSS)                              697,399        575,687        138,190          (713,877)      697,399
RET. EARNINGS (DEF.) AT BEG. OF YEAR         2,123,039        864,488       (810,700)          (53,788)    2,123,039
DEDUCT:
 Dividends                                     355,253        586,417              0          (586,417)      355,253
 Other                                               0              0              0                 0             0
RET. EARNINGS (DEF.) AT END OF YEAR         $2,465,185       $853,758      ($672,510)        ($181,248)   $2,465,185



FLORIDA POWER & LIGHT COMPANY AND SUBSIDIARIES                                                                     7
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars
                                                             FPL
							     Enersys,                                    Florida
					   Florida           Inc./FPL                      Adjusting     Power
					   Power             Energy         KPB            &             & Light
					   & Light           Services       Financial      Elim.         Company
ASSETS                                     Company           II, Inc.       Corp.          Entries       Consolidated
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.     $17,561,831             $0             $0                $0   $17,561,831
 Nuclear fuel under capital lease              157,151              0              0                 0       157,151
 Construction work in progress                 449,229              0              0                 0       449,229
 Less accumulated depr. & amort.           (10,184,439)             0              0                 0   (10,184,439)
    Total prop., plant and eqpt.-net         7,983,772              0              0                 0     7,983,772

CURRENT ASSETS
 Cash and cash equivalents                         395              0             19                 0           414
 Customer receivables - net                     42,517          1,396        388,680                 0       432,593
 Mat'ls., supplies & fossil fuel inv.          298,628              0              0                 0       298,628
 Deferred clause expenses                       54,274              0              0                 0        54,274
 Other                                         500,695          1,238         39,572          (434,314)      107,191
    Total current assets                       896,509          2,634        428,271          (434,314)      893,100

OTHER ASSETS:
 Special use funds of FPL                    1,355,465              0        131,332          (135,060)    1,351,737
 Other investments                               2,130              0          5,590                 0         7,720
 Other                                         994,476              3              0          (622,645)      371,834
    Total other assets                       2,352,071              3        136,922          (757,705)    1,731,291

    TOTAL ASSETS                           $11,232,352         $2,637       $565,193       ($1,192,019)  $10,608,163

CAPITALIZATION
 Common shareholders' equity                $4,792,763           $728       $134,332         ($135,060)   $4,792,763
 Pref. stk. w/o sinking fund require.          226,250              0              0                 0       226,250
 Long-term debt                              2,078,885              0              0                 0     2,078,885
    Total capitalization                     7,097,898            728        134,332          (135,060)    7,097,898

CURRENT LIABILITIES
 Short-term debt                                94,000              0        434,000          (434,000)       94,000
 Cur. matur. of ltd. & pref. stock             125,000              0              0                 0       125,000
 Accounts payable                              378,944              0              0                 0       378,944
 Customers' deposits                           283,955              0              0                 0       283,955
 Accrued interest and taxes                    137,311             97           (411)                0       136,997
 Deferred clause revenue                       115,586              0              0                 0       115,586
 Other                                         296,529          1,824             90              (314)      298,129
    Total current liabilities                1,431,325          1,921        433,679          (434,314)    1,432,611

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes           1,425,118            (12)             0          (622,645)      802,461
 Def. regulatory credit - income taxes         125,841              0              0                 0       125,841
 Unamortized investment tax credits            183,801              0              0                 0       183,801
 Storm and property insurance reserve          218,399              0         (2,820)                0       215,579
 Other                                         749,970              0              2                 0       749,972
    Total other liab. & def. credits         2,703,129            (12)        (2,818)         (622,645)    2,077,654

TOTAL CAPITALIZATION AND LIABILITIES       $11,232,352         $2,637       $565,193       ($1,192,019)  $10,608,163



FLORIDA POWER & LIGHT COMPANY AND SUBSIDIARIES                                                                     8
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars
                                                            FPL
							    Enersys,                                      Florida
					    Florida         Inc./FPL                         Adjusting    Power
					    Power           Energy          KPB              &            & Light
					    & Light         Services        Financial        Elim.        Company
INCOME STATEMENT                            Company         II, Inc.        Corp.            Entries      Consolidated
OPERATING REVENUES                          $6,056,025         $1,467             $0                $0    $6,057,492

OPERATING EXPENSES
 Fuel, purchased power & interchange         2,231,860              0              0                 0     2,231,860
 Other operations and maintenance            1,157,861              0              0                 0     1,157,861
 Depreciation & amortization                   988,547              0              0                 0       988,547
 Impairment loss on Maine assets                     0              0              0                 0             0
 Taxes other than income taxes                 606,331              0              0                 0       606,331
    Total operating expenses                 4,984,599              0              0                 0     4,984,599
OPERATING INCOME                             1,071,426          1,467              0                 0     1,072,893

OTHER INCOME (DEDUCTIONS):
 Interest charges                             (163,773)             0           (339)              339      (163,773)
 Preferred stock dividends - FPL               (14,762)             0              0                 0       (14,762)
 Divestiture of cable investments                    0              0              0                 0             0
 Other-net                                       6,634              0          5,467            (6,829)        5,272
    Total other deductions - net              (171,901)             0          5,128            (6,490)     (173,263)

INCOME BEFORE INCOME TAXES                     899,525          1,467          5,128            (6,490)      899,630

INCOME TAXES                                   323,838            568           (463)                0       323,943

NET INCOME (LOSS)                              575,687            899          5,591            (6,490)      575,687
RET. EARNINGS (DEF.) AT BEG. OF YEAR           864,488            178         23,317           (23,495)      864,488
DEDUCT:
 Dividends                                     586,417              0              0                 0       586,417
 Other                                               0              0              0                 0             0
RET. EARNINGS (DEF.) AT END OF YEAR           $853,758         $1,077        $28,908          ($29,985)     $853,758



FPL GROUP CAPITAL INC AND SUBSIDIARIES                                                                             9
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars
                                                                       FPL Energy
								       Services,
					 FPL                           Inc./         FPL              Palms       Telesat
					 Group         Alandco         FPL Thermal   Energy           Insurance   Cablevision,
					 Capital       Inc.            Systems,      LLC              Company,    Inc.
ASSETS                                   Inc           Consolidated    Inc.          Consolidated     Ltd.        Consolidated
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.           $0             $0           $0         $911,870            $0          $0
 Nuclear fuel under capital lease                 0              0            0                0             0           0
 Construction work in progress                8,970              0       14,377          450,222             0           0
 Less accumulated depr. & amort.                  0              0            0         (104,829)            0           0
    Total prop., plant and eqpt.-net          8,970              0       14,377        1,257,263             0           0

CURRENT ASSETS
 Cash and cash equivalents                  316,383            (22)         275           45,266        14,416         142
 Customer receivables - net                       0              0        4,581           43,977             0           0
 Mat'ls., supplies & fossil fuel inv.             0              0        1,601           42,964             0           0
 Deferred clause expenses                         0              0            0                0             0           0
 Other                                      117,545            504        7,160           93,547           993     158,910
    Total current assets                    433,928            482       13,617          225,754        15,409     159,052

OTHER ASSETS:
 Special use funds of FPL                         0              0            0                0             0           0
 Other investments                        3,662,347              0           (3)         302,795        26,520     108,000
 Other                                       16,432          1,026          615          426,214         1,381           6
    Total other assets                    3,678,779          1,026          612          729,009        27,901     108,006

TOTAL ASSETS                             $4,121,677         $1,508      $28,606       $2,212,026       $43,310    $267,058

CAPITALIZATION
 Common shareholders' equity             $1,012,540         $1,078      $16,591       $1,989,859        $9,115    $166,213
 Pref. stk. w/o sinking fund require.             0              0            0                0             0           0
 Long-term debt                           1,398,964              0            0                0             0           0
    Total capitalization                  2,411,504          1,078       16,591        1,989,859         9,115     166,213

CURRENT LIABILITIES
 Short-term debt                            245,200              0            0                0             0           0
 Cur. matur. of ltd. & pref. stock                0              0            0                0             0           0
 Accounts payable                             8,970            430        2,785           15,437            17           0
 Customers' deposits                              0              0            0                0             0           0
 Accrued interest and taxes                  23,591              0          190                0             0           0
 Deferred clause revenue                          0              0            0                0             0           0
 Other                                    1,303,845              0        9,050          112,372           589      57,466
    Total current liabilities             1,581,606            430       12,025          127,809           606      57,466

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes           87,848              0          (10)          94,077             0      43,373
 Def. regulatory credit - income taxes            0              0            0                0             0           0
 Unamortized investment tax credits               0              0            0                0             0           0
 Storm and property insurance reserve             0              0            0                0             0           0
 Other                                       40,719              0            0              281        33,589           6
    Total other liab. & def. credits        128,567              0          (10)          94,358        33,589      43,379

TOTAL CAPITALIZATION AND LIABILITIES     $4,121,677         $1,508      $28,606       $2,212,026       $43,310    $267,058



FPL GROUP CAPITAL INC AND SUBSIDIARIES                                                                             10
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars
                                                                      FPL Energy
								      Services,
					 FPL                          Inc./          FPL               Palms      Telesat
					 Group       Alandco          FPL Thermal    Energy            Insurance  Cablevision,
					 Capital     Inc.             Systems,       LLC               Company,   Inc.
INCOME STATEMENT                         Inc         Consolidated     Inc.           Consolidated      Ltd.       Consolidated
OPERATING REVENUES                              $0           $0        $29,097          $322,510       $28,890          $0

OPERATING EXPENSES
 Fuel, purchased power & interchange             0            0         29,604           103,799             0           0
 Other operations and maintenance            9,976          225         21,908           104,625        27,208          55
 Depreciation & amortization                     0            0         16,960            33,846             0           0
 Impairment loss on Maine assets                 0            0              0           175,622             0           0
 Taxes other than income taxes                   0           38            621             8,488             0           0
    Total operating expenses                 9,976          263         69,093           426,380        27,208          55
OPERATING INCOME                            (9,976)        (263)       (39,996)         (103,870)        1,682         (55)

OTHER INCOME (DEDUCTIONS):
 Interest charges                          (85,817)           0              0           (44,231)            0           0
 Preferred stock dividends - FPL                 0            0              0                 0             0           0
 Divestiture of cable investments                0            0              0                 0             0     257,213
 Other-net                                 171,747           (4)            (7)           60,818             0       9,698
    Total other deductions - net            85,930           (4)            (7)           16,587             0     266,911

INCOME BEFORE INCOME TAXES                  75,954         (267)       (40,003)          (87,283)        1,682     266,856

INCOME TAXES                               (62,236)        (100)       (15,123)          (41,681)          589      98,526

NET INCOME (LOSS)                          138,190         (167)       (24,880)          (45,602)        1,093     168,330
RET. EARNINGS (DEF.) AT BEG. OF YEAR      (810,700)      (5,977)        (8,047)           45,821         6,549     (25,035)
DEDUCT:
 Dividends                                       0            0              0                 0             0           0
 Other                                           0            0              0                 0             0           0
RET. EARNINGS (DEF.) AT END OF YEAR      ($672,510)     ($6,144)      ($32,927)             $219        $7,642    $143,295




FPL GROUP CAPITAL INC AND SUBSIDIARIES                                                                             11
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars                                        FPL
                                           Turner Foods     Holdings
					   Corporation/     Inc./FPL
					   AMS Realty,      Colonial                                                 Adjusting
					   Inc./            Penn         HJT & LCR      CAS             FPL          &
					   Turner           Holdings,    Holdings       Investments,    Investments, Elim.
ASSETS                                     Corporation      Inc.         Consolidated   Inc.            Inc.         Entries
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.            $0           $272             $0              $0           $0            ($2)
 Nuclear fuel under capital lease                  0              0              0               0            0              0
 Construction work in progress                     0              0              0               0            0              0
 Less accumulated depr. & amort.                   0           (272)             0               0            0              0
    Total prop., plant and eqpt.-net               0              0              0               0            0             (2)

CURRENT ASSETS
 Cash and cash equivalents                        (6)             0             16               9            0              0
 Customer receivables - net                      520              0              0               0            0              0
 Mat'ls., supplies & fossil fuel inv.              0              0              0               0            0              0
 Deferred clause expenses                          0              0              0               0            0              0
 Other                                            82              0         91,202       1,060,543        1,605     (1,362,497)
    Total current assets                         596              0         91,218       1,060,552        1,605     (1,362,497)

OTHER ASSETS:
 Special use funds of FPL                          0              0              0               0            0              0
 Other investments                                 0              0        320,727               0      145,111     (3,662,347)
 Other                                             0             68              0               0            0         (2,381)
    Total other assets                             0             68        320,727               0      145,111     (3,664,728)

    TOTAL ASSETS                                $596            $68       $411,945      $1,060,552     $146,716     ($5,027,227)

CAPITALIZATION
 Common shareholders' equity                     $29            $68       $411,972      $1,059,850       $3,657     ($3,658,432)
 Pref. stk. w/o sinking fund require.              0              0              0               0            0               0
 Long-term debt                                    0              0              0               0            0               0
    Total capitalization                          29             68        411,972       1,059,850        3,657      (3,658,432)

CURRENT LIABILITIES
 Short-term debt                                   0              0              0               0            0               0
 Cur. matur. of ltd. & pref. stock                 0              0              0               0            0               0
 Accounts payable                                 16              0              0               0            0               0
 Customers' deposits                               0              0              0               0            0               0
 Accrued interest and taxes                        0              0            (80)              0            0          (4,097)
 Deferred clause revenue                           0              0              0               0            0               0
 Other                                             0              0             53             702            0      (1,362,224)
    Total current liabilities                     16              0            (27)            702            0      (1,366,321)

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes              (449)             0              0               0      143,059          (2,474)
 Def. regulatory credit - income taxes             0              0              0               0            0               0
 Unamortized investment tax credits                0              0              0               0            0               0
 Storm and property insurance reserve              0              0              0               0            0               0
 Other                                         1,000              0              0               0            0               0
    Total other liab. & def. credits             551              0              0               0      143,059          (2,474)

TOTAL CAPITALIZATION AND LIABILITIES            $596            $68       $411,945      $1,060,552     $146,716     ($5,027,227)



FPL GROUP CAPITAL INC AND SUBSIDIARIES                                                                             12
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars                                       FPL
                                          Turner Foods   Holdings
					  Corporation/   Inc./FPL
					  AMS Realty,    Colonial                                                     Adjusting
					  Inc./         Penn           HJT & LCR        CAS             FPL           &
					  Turner      Holdings,        Holdings         Investments,    Investments,  Elim.
INCOME STATEMENT                          Corporation      Inc.        Consolidated     Inc.            Inc.          Entries
OPERATING REVENUES                             ($220)            $0           $0              $0            $0            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange               0              0            0               0             0             0
 Other operations and maintenance                110              0           27             213            15             0
 Depreciation & amortization                       0              0            0               0             0             0
 Impairment loss on Maine assets                   0              0            0               0             0             0
 Taxes other than income taxes                     0              0            0               0             0             0
    Total operating expenses                     110              0           27             213            15             0
OPERATING INCOME                                (330)             0          (27)           (213)          (15)            0

OTHER INCOME (DEDUCTIONS):
 Interest charges                                  0              0            0               0             0        71,477
 Preferred stock dividends - FPL                   0              0            0               0             0             0
 Divestiture of cable investments                  0              0            0               0             0             0
 Other-net                                     1,650          4,300       35,739          60,062         1,863      (237,742)
    Total other deductions - net               1,650          4,300       35,739          60,062         1,863      (166,265)

INCOME BEFORE INCOME TAXES                     1,320          4,300       35,712          59,849         1,848      (166,265)

INCOME TAXES                                   1,437            (68)      12,498          20,947           723             1

NET INCOME (LOSS)                               (117)         4,368       23,214          38,902         1,125      (166,266)
RET. EARNINGS (DEF.) AT BEG. OF YEAR          (8,436)         1,976       45,337          (8,612)            0       (30,265)
DEDUCT:
 Dividends                                         0              0            0               0             0             0
 Other                                             0              0            0               0        (3,475)        3,475
RET. EARNINGS (DEF.) AT END OF YEAR          ($8,553)        $6,344      $68,551         $30,290        $4,600     ($200,006)




FPL GROUP CAPITAL INC AND SUBSIDIARIES                                                                             13
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars
					   FPL
					   Group
					   Capital
					   Inc
ASSETS                                     Consolidated
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.            $270
 Nuclear fuel under capital lease                    0
 Construction work in progress                       0
 Less accumulated depr. & amort.                  (272)
    Total prop., plant and eqpt.-net                (2)

CURRENT ASSETS
 Cash and cash equivalents                          19
 Customer receivables - net                        520
 Mat'ls., supplies & fossil fuel inv.                0
 Deferred clause expenses                            0
 Other                                        (209,065)
    Total current assets                      (208,526)

OTHER ASSETS:
 Special use funds of FPL                            0
 Other investments                          (3,196,509)
 Other                                          (2,313)
    Total other assets                      (3,198,822)

    TOTAL ASSETS                           ($3,407,350)

CAPITALIZATION
 Common shareholders' equity               ($2,182,856)
 Pref. stk. w/o sinking fund require.                0
 Long-term debt                                      0
    Total capitalization                    (2,182,856)

CURRENT LIABILITIES
 Short-term debt                                     0
 Cur. matur. of ltd. & pref. stock                   0
 Accounts payable                                   16
 Customers' deposits                                 0
 Accrued interest and taxes                     (4,177)
 Deferred clause revenue                             0
 Other                                      (1,361,469)
    Total current liabilities               (1,365,630)

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes             140,136
 Def. regulatory credit - income taxes               0
 Unamortized investment tax credits                  0
 Storm and property insurance reserve                0
 Other                                           1,000
    Total other liab. & def. credits           141,136

TOTAL CAPITALIZATION AND LIABILITIES       ($3,407,350)



FPL GROUP CAPITAL INC AND SUBSIDIARIES                                                                             14
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars
					    FPL
					    Group
					    Capital
					    Inc
INCOME STATEMENT                            Consolidated
OPERATING REVENUES                               ($220)

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0
 Other operations and maintenance                  365
 Depreciation & amortization                         0
 Impairment loss on Maine assets                     0
 Taxes other than income taxes                       0
    Total operating expenses                       365
OPERATING INCOME                                  (585)

OTHER INCOME (DEDUCTIONS):
 Interest charges                               71,477
 Preferred stock dividends - FPL                     0
 Divestiture of cable investments                    0
 Other-net                                    (134,128)
    Total other deductions - net               (62,651)

INCOME BEFORE INCOME TAXES                     (63,236)

INCOME TAXES                                    35,538

NET INCOME (LOSS)                              (98,774)
RET. EARNINGS (DEF.) AT BEG. OF YEAR                 0
DEDUCT:
 Dividends                                           0
 Other                                               0
RET. EARNINGS (DEF.) AT END OF YEAR           ($98,774)



ALANDCO INC. AND SUBSIDIARIES                                                                                      15
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars

											     Adjusting
							     Alandco/         Alandco        &              Alandco
					     Alandco,        Cascade,         I,             Elim.          Inc.
ASSETS                                       Inc.            Inc.             Inc.           Entries        Consolidated
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.         ($1,565)        $1,565             $0                $0            $0
 Nuclear fuel under capital lease                    0              0              0                 0             0
 Construction work in progress                       0              0              0                 0             0
 Less accumulated depr. & amort.                     0              0              0                 0             0
    Total prop., plant and eqpt.-net            (1,565)         1,565              0                 0             0

CURRENT ASSETS
 Cash and cash equivalents                        (577)           555              0                 0           (22)
 Customer receivables - net                          0              0              0                 0             0
 Mat'ls., supplies & fossil fuel inv.                0              0              0                 0             0
 Deferred clause expenses                            0              0              0                 0             0
 Other                                             (15)           519              0                 0           504
    Total current assets                          (592)         1,074              0                 0           482

OTHER ASSETS:
 Special use funds of FPL                            0              0              0                 0             0
 Other investments                              22,528              0              0           (22,528)            0
 Other                                          (1,234)         1,551            709                 0         1,026
    Total other assets                          21,294          1,551            709           (22,528)        1,026

    TOTAL ASSETS                               $19,137         $4,190           $709          ($22,528)       $1,508

CAPITALIZATION
 Common shareholders' equity                   $19,137         $3,760           $709          ($22,528)       $1,078
 Pref. stk. w/o sinking fund require.                0              0              0                 0             0
 Long-term debt                                      0              0              0                 0             0
    Total capitalization                        19,137          3,760            709           (22,528)        1,078

CURRENT LIABILITIES
 Short-term debt                                     0              0              0                 0             0
 Cur. matur. of ltd. & pref. stock                   0              0              0                 0             0
 Accounts payable                                    0            430              0                 0           430
 Customers' deposits                                 0              0              0                 0             0
 Accrued interest and taxes                          0              0              0                 0             0
 Deferred clause revenue                             0              0              0                 0             0
 Other                                               0              0              0                 0             0
    Total current liabilities                        0            430              0                 0           430

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                   0              0              0                 0             0
 Def. regulatory credit - income taxes               0              0              0                 0             0
 Unamortized investment tax credits                  0              0              0                 0             0
 Storm and property insurance reserve                0              0              0                 0             0
 Other                                               0              0              0                 0             0
    Total other liab. & def. credits                 0              0              0                 0             0

TOTAL CAPITALIZATION AND LIABILITIES           $19,137         $4,190           $709          ($22,528)       $1,508



ALANDCO INC. AND SUBSIDIARIES                                                                                      16
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars

											       Adjusting
							     Alandco/         Alandco          &             Alandco
					      Alandco,       Cascade,         I,               Elim.         Inc.
INCOME STATEMENT                              Inc.           Inc.             Inc.             Entries       Consolidated
OPERATING REVENUES                                  $0             $7             $0               ($7)           $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0              0              0                 0             0
 Other operations and maintenance                    0            345              0              (120)          225
 Depreciation & amortization                         0              0              0                 0             0
 Impairment loss on Maine assets                     0              0              0                 0             0
 Taxes other than income taxes                       0             78              0               (40)           38
    Total operating expenses                         0            423              0              (160)          263
OPERATING INCOME                                     0           (416)             0               153          (263)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                    0              0              0                 0             0
 Preferred stock dividends - FPL                     0              0              0                 0             0
 Divestiture of cable investments                    0              0              0                 0             0
 Other-net                                         371         (1,119)             0               744            (4)
    Total other deductions - net                   371         (1,119)             0               744            (4)

INCOME BEFORE INCOME TAXES                         371         (1,535)             0               897          (267)

INCOME TAXES                                       538           (664)             0                26          (100)

NET INCOME (LOSS)                                 (167)          (871)             0               871          (167)
RET. EARNINGS (DEF.) AT BEG. OF YEAR            (5,977)       (20,826)         2,014            18,812        (5,977)
DEDUCT:
 Dividends                                           0              0              0                 0             0
 Other                                               0              0              0                 0             0
RET. EARNINGS (DEF.) AT END OF YEAR            ($6,144)      ($21,697)        $2,014           $19,683       ($6,144)



FPL ENERGY, LLC AND SUBSIDIARIES                                                                                   17
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars

											   Adjusting      FPL
					    FPL            ESI             FPL Group       &              Energy,
					    Energy,        Energy,         International,  Elim.          LLC
ASSETS                                      LLC            LLC             Inc.            Entries        Consolidated
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.        $360,033       $551,595           $239                $3      $911,870
 Nuclear fuel under capital lease                    0              0              0                 0             0
 Construction work in progress                  21,866        428,356              0                 0       450,222
 Less accumulated depr. & amort.                (7,472)       (97,287)           (70)                0      (104,829)
    Total prop., plant and eqpt.-net           374,427        882,664            169                 3     1,257,263

CURRENT ASSETS
 Cash and cash equivalents                         673         19,031         15,285            10,277        45,266
 Customer receivables - net                     22,774         21,199              4                 0        43,977
 Mat'ls., supplies & fossil fuel inv.            4,601         38,363              0                 0        42,964
 Deferred clause expenses                            0              0              0                 0             0
 Other                                         (75,547)       171,676         (2,654)               72        93,547
    Total current assets                       (47,499)       250,269         12,635            10,349       225,754

OTHER ASSETS:
 Special use funds of FPL                            0              0              0                 0             0
 Other investments                           1,347,308        173,813         25,067        (1,243,393)      302,795
 Other                                         359,239         26,956         40,090               (71)      426,214
    Total other assets                       1,706,547        200,769         65,157        (1,243,464)      729,009

    TOTAL ASSETS                            $2,033,475     $1,333,702        $77,961       ($1,233,112)   $2,212,026

CAPITALIZATION
 Common shareholders' equity                $2,036,396     $1,119,565        $77,292       ($1,243,394)   $1,989,859
 Pref. stk. w/o sinking fund require.                0              0              0                 0             0
 Long-term debt                                      0              0              0                 0             0
    Total capitalization                     2,036,396      1,119,565         77,292        (1,243,394)    1,989,859

CURRENT LIABILITIES
 Short-term debt                                     0              0              0                 0             0
 Cur. matur. of ltd. & pref. stock                   0              0              0                 0             0
 Accounts payable                                4,141         11,020            517              (241)       15,437
 Customers' deposits                                 0              0              0                 0             0
 Accrued interest and taxes                          0        (10,278)             0            10,278             0
 Deferred clause revenue                             0              0              0                 0             0
 Other                                          54,572         55,397          2,157               246       112,372
    Total current liabilities                   58,713         56,139          2,674            10,283       127,809

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes             (61,634)       157,717         (2,005)               (1)       94,077
 Def. regulatory credit - income taxes               0              0              0                 0             0
 Unamortized investment tax credits                  0              0              0                 0             0
 Storm and property insurance reserve                0              0              0                 0             0
 Other                                               0            281              0                 0           281
    Total other liab. & def. credits           (61,634)       157,998         (2,005)               (1)       94,358

TOTAL CAPITALIZATION AND LIABILITIES        $2,033,475     $1,333,702        $77,961       ($1,233,112)   $2,212,026



FPL ENERGY, LLC AND SUBSIDIARIES                                                                                   18
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars

											     Adjusting      FPL
					      FPL            ESI          FPL Group          &              Energy,
					      Energy,        Energy,      International,     Elim.          LLC
INCOME STATEMENT                              LLC            LLC          Inc.               Entries        Consolidated
OPERATING REVENUES                            $152,286       $168,737         $1,488               ($1)     $322,510

OPERATING EXPENSES
 Fuel, purchased power & interchange            52,089         51,712              0                (2)      103,799
 Other operations and maintenance               61,718         39,640          4,136              (869)      104,625
 Depreciation & amortization                    13,859         19,462            522                 3        33,846
 Impairment loss on Maine assets               175,622              0              0                 0       175,622
 Taxes other than income taxes                   6,819          1,543            127                (1)        8,488
    Total operating expenses                   310,107        112,357          4,785              (869)      426,380
OPERATING INCOME                              (157,821)        56,380         (3,297)              868      (103,870)

OTHER INCOME (DEDUCTIONS):
 Interest charges                              (43,995)          (236)             0                 0       (44,231)
 Preferred stock dividends - FPL                     0              0              0                 0             0
 Divestiture of cable investments                    0              0              0                 0             0
 Other-net                                      79,779         49,029           (923)          (67,067)       60,818
    Total other deductions - net                35,784         48,793           (923)          (67,067)       16,587
						     0
INCOME BEFORE INCOME TAXES                    (122,037)       105,173         (4,220)          (66,199)      (87,283)
						     0
INCOME TAXES                                   (76,435)        33,942            813                (1)      (41,681)
						     0
NET INCOME (LOSS)                              (45,602)        71,231         (5,033)          (66,198)      (45,602)
RET. EARNINGS (DEF.) AT BEG. OF YEAR            45,821         73,349        (16,946)          (56,403)       45,821
DEDUCT:                                              0
 Dividends                                           0              0              0                 0             0
 Other                                               0              0              0                 0             0
RET. EARNINGS (DEF.) AT END OF YEAR               $219       $144,580       ($21,979)        ($122,601)         $219



                                                                                                                   19
FPL ENERGY, LLC AND SUBSIDIARIES                                    FPL ENERGY MAINE, INC/
CONSOLIDATING BALANCE SHEET                                         FPL ENERGY AVEC LLC/
DECEMBER 31, 1999                                                   AROOSTOCK VALLEY ELECTRIC COMPANY/
Thousands of Dollars                                                FPL ENERGY MASON LLC/
								    FPL ENERGY MAINE HYDRO LLC/
								    KENNEBEC HYDRO RESOURCES, INC./
                                                                    FPL ENERGY MAINE OPERATING SERVICES LLC/
					    FPL                     FPL ENERGY SPRUCE POINT LLC/               FPL ENERGY
					    ENERGY,                 FPL ENERGY WYMAN LLC/                      POWER
ASSETS                                      LLC                     FPL ENERGY WYMAN IV LLC                    MARKETING, INC.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.          $1,200                      $358,771                                $0
 Nuclear fuel under capital lease                    0                             0                                 0
 Construction work in progress                  21,177                           689                                 0
 Less accumulated depr. & amort.                  (195)                       (7,275)                                0
    Total prop., plant and eqpt.-net            22,182                       352,185                                 0

CURRENT ASSETS
 Cash and cash equivalents                         601                             6                              (284)
 Customer receivables - net                         41                        21,836                               897
 Mat'ls., supplies & fossil fuel inv.                0                         4,601                                 0
 Deferred clause expenses                            0                             0                                 0
 Other                                         (76,858)                          174                            (1,284)
    Total current assets                       (76,216)                       26,617                              (671)

OTHER ASSETS:
 Special use funds of FPL                            0                             0                                 0
 Other investments                           2,154,054                         5,777                                 0
 Other                                           5,997                       350,257                                 0
    Total other assets                       2,160,051                       356,034                                 0

    TOTAL ASSETS                            $2,106,017                      $734,836                             ($671)

CAPITALIZATION
 Common shareholders' equity                $2,157,452                      $687,636                           ($1,587)
 Pref. stk. w/o sinking fund require.                0                             0                                 0
 Long-term debt                                      0                             0                                 0
    Total capitalization                     2,157,452                       687,636                            (1,587)

CURRENT LIABILITIES
 Short-term debt                                     0                             0                                 0
 Cur. matur. of ltd. & pref. stock                   0                             0                                 0
 Accounts payable                                   48                         3,177                               916
 Customers' deposits                                 0                             0                                 0
 Accrued interest and taxes                          0                             0                                 0
 Deferred clause revenue                             0                             0                                 0
 Other                                           7,751                        46,423                                 0
    Total current liabilities                    7,799                        49,600                               916

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes             (59,234)                       (2,400)                                0
 Def. regulatory credit - income taxes               0                             0                                 0
 Unamortized investment tax credits                  0                             0                                 0
 Storm and property insurance reserve                0                             0                                 0
 Other                                               0                             0                                 0
    Total other liab. & def. credits           (59,234)                       (2,400)                                0

TOTAL CAPITALIZATION AND LIABILITIES        $2,106,017                      $734,836                             ($671)



FPL ENERGY, LLC AND SUBSIDIARIES                                                                                   20
CONSOLIDATING STATEMENTS OF INCOME AND                             FPL ENERGY MAINE, INC/
RETAINED EARNINGS                                                  FPL ENERGY AVEC LLC/
DECEMBER 31, 1999                                                  AROOSTOCK VALLEY ELECTRIC COMPANY
Thousands of Dollars                                               FPL ENERGY MASON LLC/
                                                                   FPL ENERGY MAINE HYDRO LLC/
								   KENNEBEC HYDRO RESOURCES, INC./
								   FPL ENERGY MAINE OPERATING SERVICES LLC/
					      FPL                  FPL ENERGY SPRUCE POINT LLC/               FPL ENERGY
					      ENERGY,              FPL ENERGY WYMAN LLC/                      POWER
INCOME STATEMENT                              LLC                  FPL ENERGY WYMAN IV LLC                    MARKETING, INC.
OPERATING REVENUES                                $281                      $143,258                          $8,747

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0                        43,342                           8,747
 Other operations and maintenance               30,066                        30,962                             260
 Depreciation & amortization                       161                        13,696                               0
 Impairment loss on Maine assets                     0                       175,622                               0
 Taxes other than income taxes                     290                         6,458                              66
    Total operating expenses                    30,517                       270,080                           9,073
OPERATING INCOME                               (30,236)                     (126,822)                           (326)

OTHER INCOME (DEDUCTIONS):
 Interest charges                              (43,995)                            0                               0
 Preferred stock dividends - FPL                     0                             0                               0
 Divestiture of cable investments                    0                             0                               0
 Other-net                                     (47,806)                        1,262                               0
    Total other deductions - net               (91,801)                        1,262                               0

INCOME BEFORE INCOME TAXES                    (122,037)                     (125,560)                           (326)

INCOME TAXES                                   (76,435)                            0                               0

NET INCOME (LOSS)                              (45,602)                     (125,560)                           (326)
RET. EARNINGS (DEF.) AT BEG. OF YEAR            45,821                             0                               0
DEDUCT:
 Dividends                                           0                             0                               0
 Other                                               0                             0                              (3)
RET. EARNINGS (DEF.) AT END OF YEAR               $219                     ($125,560)                          ($323)




FPL ENERGY, LLC AND SUBSIDIARIES                                                                                   21
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars


                                                                                         FPL ENERGY  ADJUSTING
					   FPL ENERGY       BAC           SQUARE LAKE    PROJECT     &            FPL
					   EAST MESA        INVESTMENT    HOLDINGS,      MANAGEMENT  ELIM.        ENERGY, LLC
ASSETS                                     HOLDINGS LLC     CORP.         INC.           INC.        ENTRIES      CONSOLIDATED
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.            $0             $0           $0             $62            $0      $360,033
 Nuclear fuel under capital lease                  0              0            0               0             0             0
 Construction work in progress                     0              0            0               0             0        21,866
 Less accumulated depr. & amort.                   0              0            0              (2)            0        (7,472)
    Total prop., plant and eqpt.-net               0              0            0              60             0       374,427

CURRENT ASSETS
 Cash and cash equivalents                         0              7            0             343             0           673
 Customer receivables - net                        0              0            0               0             0        22,774
 Mat'ls., supplies & fossil fuel inv.              0              0            0               0             0         4,601
 Deferred clause expenses                          0              0            0               0             0             0
 Other                                          (113)         1,147            0           1,387             0       (75,547)
    Total current assets                        (113)         1,154            0           1,730             0       (47,499)

OTHER ASSETS:
 Special use funds of FPL                          0              0            0               0             0             0
 Other investments                                53         98,083            0               0      (910,659)    1,347,308
 Other                                         3,010              0            2             (27)            0       359,239
    Total other assets                         3,063         98,083            2             (27)     (910,659)    1,706,547

    TOTAL ASSETS                              $2,950        $99,237           $2          $1,763     ($910,659)   $2,033,475

CAPITALIZATION
 Common shareholders' equity                  $2,950        $99,237           $2          $1,365     ($910,659)   $2,036,396
 Pref. stk. w/o sinking fund require.              0              0            0               0             0             0
 Long-term debt                                    0              0            0               0             0             0
    Total capitalization                       2,950         99,237            2           1,365      (910,659)    2,036,396

CURRENT LIABILITIES
 Short-term debt                                   0              0            0               0             0             0
 Cur. matur. of ltd. & pref. stock                 0              0            0               0             0             0
 Accounts payable                                  0              0            0               0             0         4,141
 Customers' deposits                               0              0            0               0             0             0
 Accrued interest and taxes                        0              0            0               0             0             0
 Deferred clause revenue                           0              0            0               0             0             0
 Other                                             0              0            0             398                      54,572
    Total current liabilities                      0              0            0             398             0        58,713

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                 0              0            0               0             0       (61,634)
 Def. regulatory credit - income taxes             0              0            0               0             0             0
 Unamortized investment tax credits                0              0            0               0             0             0
 Storm and property insurance reserve              0              0            0               0             0             0
 Other                                             0              0            0               0             0             0
    Total other liab. & def. credits               0              0            0               0             0       (61,634)

TOTAL CAPITALIZATION AND LIABILITIES          $2,950        $99,237           $2          $1,763     ($910,659)   $2,033,475



FPL ENERGY, LLC AND SUBSIDIARIES                                                                                   22
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars

											FPL ENERGY    ADJUSTING
					  FPL ENERGY     BAC            SQUARE LAKE     PROJECT       &           FPL
					  EAST MESA      INVESTMENT     HOLDINGS,       MANAGEMENT    ELIM.       ENERGY, LLC
INCOME STATEMENT                          HOLDINGS LLC   CORP.          INC.            INC.          ENTRIES     CONSOLIDATED
OPERATING REVENUES                            $0             $0             $0                $0            $0    $152,286

OPERATING EXPENSES
 Fuel, purchased power & interchange           0              0              0                 0             0      52,089
 Other operations and maintenance             47              4              0               379             0      61,718
 Depreciation & amortization                   0              0              0                 2             0      13,859
 Impairment loss on Maine assets               0              0              0                 0             0     175,622
 Taxes other than income taxes                 2              2              0                 1             0       6,819
    Total operating expenses                  49              6              0               382             0     310,107
OPERATING INCOME                             (49)            (6)             0              (382)            0    (157,821)

OTHER INCOME (DEDUCTIONS):
 Interest charges                              0              0              0                 0             0     (43,995)
 Preferred stock dividends - FPL               0              0              0                 0             0           0
 Divestiture of cable investments              0              0              0                 0             0           0
 Other-net                                    22          5,298              0                 0       121,003      79,779
    Total other deductions - net              22          5,298              0                 0       121,003      35,784

INCOME BEFORE INCOME TAXES                   (27)         5,292              0              (382)      121,003    (122,037)

INCOME TAXES                                   0              0              0                 0             0     (76,435)

NET INCOME (LOSS)                            (27)         5,292              0              (382)      121,003     (45,602)
RET. EARNINGS (DEF.) AT BEG. OF YEAR           0              0              0                 0             0      45,821
DEDUCT:
 Dividends                                     0              0              0                 0             0           0
 Other                                       (48)             0              0                 0            51           0
RET. EARNINGS (DEF.) AT END OF YEAR          $21         $5,292             $0             ($382)     $120,952        $219




ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   23
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars

							 CH Ormesa
                                                         Inc./
					   ESI           CH             ESI            ESI             ESI        ESI
					   Energy,       Ormesa         Geothermal     Ebensburg,      Sierra,    Kern Front,
ASSETS                                     LLC           LP, Inc.       Inc.           Inc.            Inc.       Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.       $1,077             $0             $0             $0            $0          $0
 Nuclear fuel under capital lease                 0              0              0              0             0           0
 Construction work in progress                  126              0              0              0             0           0
 Less accumulated depr. & amort.               (715)             0              0              0             0           0
    Total prop., plant and eqpt.-net            488              0              0              0             0           0

CURRENT ASSETS
 Cash and cash equivalents                      945              0              0              0             0           0
 Customer receivables - net                  (2,039)             0              0              0             0           0
 Mat'ls., supplies & fossil fuel inv.             0              0              0              0             0           0
 Deferred clause expenses                         0              0              0              0             0           0
 Other                                      141,556         (1,819)       (23,051)          (719)        1,248       6,489
    Total current assets                    140,462         (1,819)       (23,051)          (719)        1,248       6,489

OTHER ASSETS:
 Special use funds of FPL                         0              0              0              0             0           0
 Other investments                          796,979              0              0         (3,789)        2,515         579
 Other                                      (12,616)             0              0              0             0           0
    Total other assets                      784,363              0              0         (3,789)        2,515         579

    TOTAL ASSETS                           $925,313        ($1,819)      ($23,051)       ($4,508)       $3,763      $7,068

CAPITALIZATION
 Common shareholders' equity               $920,454           $684       ($23,051)      ($18,170)       $2,394      $5,310
 Pref. stk. w/o sinking fund require.             0              0              0              0             0           0
 Long-term debt                                   0              0              0          5,257             0           0
    Total capitalization                    920,454            684        (23,051)       (12,913)        2,394       5,310

CURRENT LIABILITIES
 Short-term debt                                  0              0              0              0             0           0
 Cur. matur. of ltd. & pref. stock                0              0              0              0             0           0
 Accounts payable                               522              0              0              0             0           0
 Customers' deposits                              0              0              0              0             0           0
 Accrued interest and taxes                       0              0              0              0             0           0
 Deferred clause revenue                          0              0              0              0             0           0
 Other                                       11,373              0              0              0             0           0
    Total current liabilities                11,895              0              0              0             0           0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes           (7,317)        (2,503)             0          8,405         1,369       1,758
 Def. regulatory credit - income taxes            0              0              0              0             0           0
 Unamortized investment tax credits               0              0              0              0             0           0
 Storm and property insurance reserve             0              0              0              0             0           0
 Other                                          281              0              0              0             0           0
    Total other liab. & def. credits         (7,036)        (2,503)             0          8,405         1,369       1,758

TOTAL CAPITALIZATION AND LIABILITIES       $925,313        ($1,819)      ($23,051)       ($4,508)       $3,763      $7,068



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   24
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars
							CH Ormesa
							Inc./
					   ESI          CH             ESI           ESI             ESI          ESI
					   Energy,      Ormesa         Geothermal    Ebensburg,      Sierra,      Kern Front,
INCOME STATEMENT                           LLC          LP, Inc.       Inc.          Inc.            Inc.         Inc.
OPERATING REVENUES                             $266         $212           $200             $0           $50         $50

OPERATING EXPENSES
 Fuel, purchased power & interchange              0            0              0              0             0           0
 Other operations and maintenance            11,620           40             73              3            12          13
 Depreciation & amortization                    148            0              0              0             0           0
 Impairment loss on Maine assets                  0            0              0              0             0           0
 Taxes other than income taxes                   69            1              0              0             1           1
    Total operating expenses                 11,837           41             73              3            13          14
OPERATING INCOME                            (11,571)         171            127             (3)           37          36

OTHER INCOME (DEDUCTIONS):
 Interest charges                                 0            0              0           (725)            0           0
 Preferred stock dividends - FPL                  0            0              0              0             0           0
 Divestiture of cable investments                 0            0              0              0             0           0
 Other-net                                  184,809          475          1,312            661             0           0
    Total other deductions - net            184,809          475          1,312            (64)            0           0

INCOME BEFORE INCOME TAXES                  173,238          646          1,439            (67)           37          36

INCOME TAXES                                 11,840       (1,523)        (1,971)          (437)         (210)       (404)

NET INCOME (LOSS)                           161,398        2,169          3,410            370           247         440
RET. EARNINGS (DEF.) AT BEG. OF YEAR        (16,818)       4,184         16,061          1,299         2,767       2,045
DEDUCT:
 Dividends                                        0            0              0              0             0           0
 Other                                            0            0              0              0             0           0
RET. EARNINGS (DEF.) AT END OF YEAR        $144,580       $6,353        $19,471         $1,669        $3,014      $2,485



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   25
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars
														     ESI
							ESI             CH POSDEF,                                   Bay Area,
                                                        Victory, Inc./  Inc./                         Hyperion       Inc./
					  ESI           ESI VG          CH             ESI            VIII, Inc. /   ESI
					  Double "C",   Limited         POSDEF LP,     Pittsylvania,  Harper Lake    Bay Area
ASSETS                                    Inc.          Partnership     Inc.           Inc.           Company VIII   GP, Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.           $0             $0             $0             $0            $0            $0
 Nuclear fuel under capital lease                 0              0              0              0             0             0
 Construction work in progress                    0              0              0              0             0             0
 Less accumulated depr. & amort.                  0              0              0              0             0             0
    Total prop., plant and eqpt.-net              0              0              0              0             0             0

CURRENT ASSETS
 Cash and cash equivalents                        0              0              0              0            17             0
 Customer receivables - net                       0              0              0              0           (22)            0
 Mat'ls., supplies & fossil fuel inv.             0              0              0              0             0             0
 Deferred clause expenses                         0              0              0              0             0             0
 Other                                        4,874         (1,131)       (12,256)            57           347        15,722
    Total current assets                      4,874         (1,131)       (12,256)            57           342        15,722

OTHER ASSETS:
 Special use funds of FPL                         0              0              0              0             0             0
 Other investments                            1,455         11,353              0            (96)       16,225             0
 Other                                            0              0              0              0             0             0
    Total other assets                        1,455         11,353              0            (96)       16,225             0

    TOTAL ASSETS                             $6,329        $10,222       ($12,256)          ($39)      $16,567       $15,722

CAPITALIZATION
 Common shareholders' equity                 $3,911         $7,531         $3,045            $76       ($8,544)       $9,820
 Pref. stk. w/o sinking fund require.             0              0              0              0             0             0
 Long-term debt                                   0              0              0              0             0             0
    Total capitalization                      3,911          7,531          3,045             76        (8,544)        9,820

CURRENT LIABILITIES
 Short-term debt                                  0              0              0              0             0             0
 Cur. matur. of ltd. & pref. stock                0              0              0              0             0             0
 Accounts payable                                 0              0              0              0             0             0
 Customers' deposits                              0              0              0              0             0             0
 Accrued interest and taxes                       0              0              0              0             0             0
 Deferred clause revenue                          0              0              0              0             0             0
 Other                                            0              0              0              0         1,608             0
    Total current liabilities                     0              0              0              0         1,608             0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes            2,418          2,691        (15,301)          (115)       23,503         5,902
 Def. regulatory credit - income taxes            0              0              0              0             0             0
 Unamortized investment tax credits               0              0              0              0             0             0
 Storm and property insurance reserve             0              0              0              0             0             0
 Other                                            0              0              0              0             0             0
    Total other liab. & def. credits          2,418          2,691        (15,301)          (115)       23,503         5,902

TOTAL CAPITALIZATION AND LIABILITIES         $6,329        $10,222       ($12,256)          ($39)      $16,567       $15,722



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   26
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars
                                                                                                                      ESI
							ESI            CH POSDEF,                                     Bay Area,
							Victory, Inc./ Inc./                           Hyperion       Inc./
					  ESI           ESI VG         CH              ESI             VIII, Inc. /   ESI
					  Double "C",   Limited        POSDEF LP,      Pittsylvania,   Harper Lake    Bay Area
INCOME STATEMENT                          Inc.          Partnership    Inc.            Inc.            Company VIII   GP, Inc.
OPERATING REVENUES                            $0             $0           $152              $465          $533           $208

OPERATING EXPENSES
 Fuel, purchased power & interchange           0              0              0                 0             0              0
 Other operations and maintenance             13             40             53                95           159            178
 Depreciation & amortization                   0              0              0                 0             0              0
 Impairment loss on Maine assets               0              0              0                 0             0              0
 Taxes other than income taxes                 1              2              1                 0             2              1
    Total operating expenses                  14             42             54                95           161            179
OPERATING INCOME                             (14)           (42)            98               370           372             29

OTHER INCOME (DEDUCTIONS):
 Interest charges                              0              0              0                 0             0              0
 Preferred stock dividends - FPL               0              0              0                 0             0              0
 Divestiture of cable investments              0              0              0                 0             0              0
 Other-net                                     0          2,994              0                25         5,286            (10)
    Total other deductions - net               0          2,994              0                25         5,286            (10)

INCOME BEFORE INCOME TAXES                   (14)         2,952             98               395         5,658             19

INCOME TAXES                                (927)         1,523         (9,513)              (15)        3,388         (8,836)

NET INCOME (LOSS)                            913          1,429          9,611               410         2,270          8,855
RET. EARNINGS (DEF.) AT BEG. OF YEAR       1,907          9,757          8,063             1,380           588          6,835
DEDUCT:
 Dividends                                     0              0              0                 0             0              0
 Other                                         0              0              0                 0             0              0
RET. EARNINGS (DEF.) AT END OF YEAR       $2,820        $11,186        $17,674            $1,790        $2,858        $15,690




ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   27
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars

									 ESI
                                                                         Sky River, Inc./                  ESI Brady
					     ESI           MES           ESI Sky River    Hyperion IX      Inc., / ESI BH
					     Multitrade    Financial     Limited          Inc. / HLC IX    Limited
ASSETS                                       LP, Inc.      Corp          Partnership      Company          Partnership
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.           $13             $0             $0                $0            $0
 Nuclear fuel under capital lease                  0              0              0                 0             0
 Construction work in progress                     0              0              0                 0             0
 Less accumulated depr. & amort.                   0              0              0                 0             0
    Total prop., plant and eqpt.-net              13              0              0                 0             0

CURRENT ASSETS
 Cash and cash equivalents                         0            109              0                 5             0
 Customer receivables - net                        0              0              0                 0             0
 Mat'ls., supplies & fossil fuel inv.              0              0              0                 0             0
 Deferred clause expenses                          0              0              0                 0             0
 Other                                        (2,970)        (4,733)         7,053             9,914           215
    Total current assets                      (2,970)        (4,624)         7,053             9,919           215

OTHER ASSETS:
 Special use funds of FPL                          0              0              0                 0             0
 Other investments                            (3,763)        16,559         20,331            21,961        10,231
 Other                                             0              0              0                 0             0
    Total other assets                        (3,763)        16,559         20,331            21,961        10,231

    TOTAL ASSETS                             ($6,720)       $11,935        $27,384           $31,880       $10,446

CAPITALIZATION
 Common shareholders' equity                 ($8,341)       $12,102         $9,767           ($5,546)       $9,803
 Pref. stk. w/o sinking fund require.              0              0              0                 0             0
 Long-term debt                                    0              0              0                 0             0
    Total capitalization                      (8,341)        12,102          9,767            (5,546)        9,803

CURRENT LIABILITIES
 Short-term debt                                   0              0              0                 0             0
 Cur. matur. of ltd. & pref. stock                 0              0              0                 0             0
 Accounts payable                                  0              0              0                 0             0
 Customers' deposits                               0              0              0                 0             0
 Accrued interest and taxes                        0              0              0                 0             0
 Deferred clause revenue                           0              0              0                 0             0
 Other                                             0              0              0             1,675             0
    Total current liabilities                      0              0              0             1,675             0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes             1,621           (167)        17,617            35,751           643
 Def. regulatory credit - income taxes             0              0              0                 0             0
 Unamortized investment tax credits                0              0              0                 0             0
 Storm and property insurance reserve              0              0              0                 0             0
 Other                                             0              0              0                 0             0
    Total other liab. & def. credits           1,621           (167)        17,617            35,751           643

TOTAL CAPITALIZATION AND LIABILITIES         ($6,720)       $11,935        $27,384           $31,880       $10,446



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   28
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars
									 ESI
									 Sky River, Inc./                    ESI Brady
					      ESI           MES          ESI Sky River     Hyperion IX       Inc., / ESI BH
					      Multitrade    Financial    Limited           Inc. / HLC IX     Limited
INCOME STATEMENT                              LP, Inc.      Corp         Partnership       Company           Partnership
OPERATING REVENUES                                  $0             $0             $0              $724            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0              0              0                 0             0
 Other operations and maintenance                    0              4             50               121            92
 Depreciation & amortization                         0              0              0                 0             0
 Impairment loss on Maine assets                     0              0              0                 0             0
 Taxes other than income taxes                       0              7              1                 2             1
    Total operating expenses                         0             11             51               123            93
OPERATING INCOME                                     0            (11)           (51)              601           (93)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                    0              0              0                 0             0
 Preferred stock dividends - FPL                     0              0              0                 0             0
 Divestiture of cable investments                    0              0              0                 0             0
 Other-net                                         970          3,011         14,211             4,551        (1,240)
    Total other deductions - net                   970          3,011         14,211             4,551        (1,240)

INCOME BEFORE INCOME TAXES                         970          3,000         14,160             5,152        (1,333)

INCOME TAXES                                       478          2,815          7,700             5,959          (514)

NET INCOME (LOSS)                                  492            185          6,460              (807)         (819)
RET. EARNINGS (DEF.) AT BEG. OF YEAR             8,309         15,796         25,588            (2,409)       (6,037)
DEDUCT:
 Dividends                                           0              0              0                 0             0
 Other                                               0              0              0                 0             0
RET. EARNINGS (DEF.) AT END OF YEAR             $8,801        $15,981        $32,048           ($3,216)      ($6,856)



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   29
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars
											  ESI Montgomery
					   ESI                                            County, LLC /
                                           California                                     ESI Montgomery
					   Holdings, Inc. /              ESI              County GP, Inc       ESI
					   Eastern Pacific               Steamboat,       ESI Montgomery       LP,
ASSETS                                     Enterprises, Inc.             Inc.             County LP, Inc       Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.              $0                        $0                 $0                 $0
 Nuclear fuel under capital lease                    0                         0                  0                  0
 Construction work in progress                       0                         0                  0                  0
 Less accumulated depr. & amort.                     0                         0                  0                  0
    Total prop., plant and eqpt.-net                 0                         0                  0                  0

CURRENT ASSETS
 Cash and cash equivalents                           0                         0                  0                  0
 Customer receivables - net                          0                         0                  0                  0
 Mat'ls., supplies & fossil fuel inv.                0                         0                  0                  0
 Deferred clause expenses                            0                         0                  0                  0
 Other                                           4,053                       (38)            25,582              1,004
    Total current assets                         4,053                       (38)            25,582              1,004

OTHER ASSETS:
 Special use funds of FPL                            0                         0                 0                   0
 Other investments                                   0                         0                 0              10,231
 Other                                               0                         0                 0                   0
    Total other assets                               0                         0                 0              10,231

    TOTAL ASSETS                                $4,053                      ($38)          $25,582             $11,235

CAPITALIZATION
 Common shareholders' equity                    $4,053                      ($38)         ($17,691)            $10,529
 Pref. stk. w/o sinking fund require.                0                         0                 0                   0
 Long-term debt                                      0                         0             8,261                   0
    Total capitalization                         4,053                       (38)           (9,430)             10,529

CURRENT LIABILITIES
 Short-term debt                                     0                         0                 0                   0
 Cur. matur. of ltd. & pref. stock                   0                         0                 0                   0
 Accounts payable                                    0                         0                 0                   0
 Customers' deposits                                 0                         0                 0                   0
 Accrued interest and taxes                          0                         0                 0                   0
 Deferred clause revenue                             0                         0                 0                   0
 Other                                               0                         0               345                   0
    Total current liabilities                        0                         0               345                   0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                   0                         0            34,667                 706
 Def. regulatory credit - income taxes               0                         0                 0                   0
 Unamortized investment tax credits                  0                         0                 0                   0
 Storm and property insurance reserve                0                         0                 0                   0
 Other                                               0                         0                 0                   0
    Total other liab. & def. credits                 0                         0            34,667                 706

TOTAL CAPITALIZATION AND LIABILITIES            $4,053                      ($38)          $25,582             $11,235



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   30
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars
                                                                                         ESI Montgomery
					   ESI                                           County, LLC /
					   California                                    ESI Montgomery
					   Holdings, Inc. /         ESI                  County GP, Inc       ESI
					   Eastern Pacific          Steamboat,           ESI Montgomery       LP,
INCOME STATEMENT                           Enterprises, Inc.        Inc.                 County LP, Inc       Inc.
OPERATING REVENUES                          $0                       ($4)                   $103                   $0

OPERATING EXPENSES
 Fuel, purchased power & interchange         0                         0                       0                    0
 Other operations and maintenance            0                         0                      62                    0
 Depreciation & amortization                 0                         0                       0                    0
 Impairment loss on Maine assets             0                         0                       0                    0
 Taxes other than income taxes               1                         0                       1                   10
    Total operating expenses                 1                         0                      63                   10
OPERATING INCOME                            (1)                       (4)                     40                  (10)

OTHER INCOME (DEDUCTIONS):
 Interest charges                            0                         0                    (857)                   0
 Preferred stock dividends - FPL             0                         0                       0                    0
 Divestiture of cable investments            0                         0                       0                    0
 Other-net                                   0                         0                     118               (1,240)
    Total other deductions - net             0                         0                    (739)              (1,240)

INCOME BEFORE INCOME TAXES                  (1)                       (4)                   (699)              (1,250)

INCOME TAXES                                 0                        (6)                (14,787)                (466)

NET INCOME (LOSS)                           (1)                        2                  14,088                 (784)
RET. EARNINGS (DEF.) AT BEG. OF YEAR        56                       (40)                (10,060)              (5,696)
DEDUCT:
 Dividends                                   0                         0                       0                    0
 Other                                       0                         0                       0                    0
RET. EARNINGS (DEF.) AT END OF YEAR        $55                      ($38)                 $4,028              ($6,480)




                                                                                                                   31
ESI ENERGY, LLC AND SUBSIDIARIES                ESI Doswell Inc./ ESI Doswell, L.P. /
CONSOLIDATING BALANCE SHEET                     Doswell II Limited Partnership /
DECEMBER 31, 1999                               Doswell Limited Partnership /                FPL Energy Operating Services,
Thousands of Dollars                            ESI Doswell GP, Inc. /                       Inc./ FPL Energy Brady Power
						Doswell-Hanover, Inc./                       Services, Inc./ FPL Energy
						Dowsell I, Inc. /                            Calistoga Power Services, Inc./
                                                ESI Doswell GP II Holdings, Inc./            FPL Energy CO2 Operations, Inc./
						ESI Doswell GP II, Inc./                     FPL Energy Doswell Power
						ESI Doswell LP Holdings, Inc. /              Services, Inc./ FPL Energy
ASSETS                                          ESI DLP-LP Holdings, Inc.                    Virginia Power Services, Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.                 $411,554                                        $256
 Nuclear fuel under capital lease                             0                                           0
 Construction work in progress                                0                                           0
 Less accumulated depr. & amort.                        (90,857)                                        (59)
    Total prop., plant and eqpt.-net                    320,697                                         197

CURRENT ASSETS
 Cash and cash equivalents                                6,112                                         799
 Customer receivables - net                              21,769                                           2
 Mat'ls., supplies & fossil fuel inv.                    37,163                                           0
 Deferred clause expenses                                     0                                           0
 Other                                                    5,924                                          84
    Total current assets                                 70,968                                         885

OTHER ASSETS:
 Special use funds of FPL                                     0                                           0
 Other investments                                            0                                           0
 Other                                                   36,998                                       1,661
    Total other assets                                   36,998                                       1,661

    TOTAL ASSETS                                       $428,663                                      $2,743

CAPITALIZATION
 Common shareholders' equity                            $76,451                                      $1,879
 Pref. stk. w/o sinking fund require.                         0                                           0
 Long-term debt                                         315,500                                           0
    Total capitalization                                391,951                                       1,879

CURRENT LIABILITIES
 Short-term debt                                              0                                           0
 Cur. matur. of ltd. & pref. stock                            0                                           0
 Accounts payable                                         6,026                                         103
 Customers' deposits                                          0                                           0
 Accrued interest and taxes                                   0                                           0
 Deferred clause revenue                                      0                                           0
 Other                                                    8,985                                         742
    Total current liabilities                            15,011                                         845

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                       21,701                                          19
 Def. regulatory credit - income taxes                        0                                           0
 Unamortized investment tax credits                           0                                           0
 Storm and property insurance reserve                         0                                           0
 Other                                                        0                                           0
    Total other liab. & def. credits                     21,701                                          19

TOTAL CAPITALIZATION AND LIABILITIES                   $428,663                                      $2,743



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   32
CONSOLIDATING STATEMENTS OF INCOME AND         ESI Doswell Inc./ ESI Doswell, L.P. /
RETAINED EARNINGS                              Doswell II Limited Partnership /
DECEMBER 31, 1999                              Doswell Limited Partnership /                FPL Energy Operating Services,
Thousands of Dollars                           ESI Doswell GP, Inc. /                       Inc./ FPL Energy Brady Power
                                               Doswell-Hanover, Inc./                       Services, Inc./ FPL Energy
					       Dowsell I, Inc. /                            Calistoga Power Services, Inc./
					       ESI Doswell GP II Holdings, Inc./            FPL Energy CO2 Operations, Inc./
					       ESI Doswell GP II, Inc./                     FPL Energy Doswell Power
					       ESI Doswell LP Holdings, Inc. /              Services, Inc./ FPL Energy
INCOME STATEMENT                               ESI DLP-LP Holdings, Inc.                    Virginia Power Services, Inc.
OPERATING REVENUES                                     $141,374                                         $5,536

OPERATING EXPENSES
 Fuel, purchased power & interchange                     50,310                                              0
 Other operations and maintenance                        15,990                                            597
 Depreciation & amortization                             13,674                                            131
 Impairment loss on Maine assets                              0                                              0
 Taxes other than income taxes                            1,200                                             12
    Total operating expenses                             81,174                                            740
OPERATING INCOME                                         60,200                                          4,796

OTHER INCOME (DEDUCTIONS):
 Interest charges                                       (19,494)                                             0
 Preferred stock dividends - FPL                              0                                              0
 Divestiture of cable investments                             0                                              0
 Other-net                                               16,583                                             73
    Total other deductions - net                         (2,911)                                            73

INCOME BEFORE INCOME TAXES                               57,289                                          4,869

INCOME TAXES                                             22,656                                          1,816

NET INCOME (LOSS)                                        34,633                                          3,053
RET. EARNINGS (DEF.) AT BEG. OF YEAR                     24,816                                          1,970
DEDUCT:
 Dividends                                                    0                                              0
 Other                                                        0                                            273
RET. EARNINGS (DEF.) AT END OF YEAR                     $59,449                                         $4,750




ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   33
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999                                                           ESI Vansycle
Thousands of Dollars                                                        GP, Inc./
					       ESI            ESI Mojave,   ESI Vansycle
					       Calistoga      Inc./ESI      LP, Inc./
                                               LP, Inc./      Mohave LLC/   FPL Energy        ESI Silverado     Harper
					       ESI            ESI Mojave    Vansycle LLC/     Delaware, LLC /   Lake
					       Calistoga      16/17/18      ESI Vansycle      ESI Silverado     Acquistions,
ASSETS                                         GP, Inc.       LLC           Partners, L.P.    Holdings, LLC     Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.              $0             $4            $36                $0            $0
 Nuclear fuel under capital lease                    0              0              0                 0             0
 Construction work in progress                       0              0         27,054                 0             0
 Less accumulated depr. & amort.                     0              0         (1,527)                0             0
    Total prop., plant and eqpt.-net                 0              4         25,563                 0             0

CURRENT ASSETS
 Cash and cash equivalents                           0              0            641               318             0
 Customer receivables - net                          0              0            411                 0             0
 Mat'ls., supplies & fossil fuel inv.                0              0              0                 0             0
 Deferred clause expenses                            0              0              0                 0             0
 Other                                            (744)          (193)          (474)             (205)          (29)
    Total current assets                          (744)          (193)           578               113           (29)

OTHER ASSETS:
 Special use funds of FPL                            0              0              0                 0             0
 Other investments                                  45            121              0                 0             0
 Other                                               0              0            614                 0             0
    Total other assets                              45            121            614                 0             0

    TOTAL ASSETS                                 ($699)          ($68)       $26,755              $113          ($29)

CAPITALIZATION
 Common shareholders' equity                     ($699)           ($4)       $23,264              $113          ($29)
 Pref. stk. w/o sinking fund require.                0              0              0                 0             0
 Long-term debt                                      0              0              0                 0             0
    Total capitalization                          (699)            (4)        23,264               113           (29)

CURRENT LIABILITIES
 Short-term debt                                     0              0              0                 0             0
 Cur. matur. of ltd. & pref. stock                   0              0              0                 0             0
 Accounts payable                                    0              0             38                 0             0
 Customers' deposits                                 0              0              0                 0             0
 Accrued interest and taxes                          0              0              0                 0             0
 Deferred clause revenue                             0              0              0                 0             0
 Other                                               0              0             32                 0             0
    Total current liabilities                        0              0             70                 0             0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                   0            (64)         3,421                 0             0
 Def. regulatory credit - income taxes               0              0              0                 0             0
 Unamortized investment tax credits                  0              0              0                 0             0
 Storm and property insurance reserve                0              0              0                 0             0
 Other                                               0              0              0                 0             0
    Total other liab. & def. credits                 0            (64)         3,421                 0             0

TOTAL CAPITALIZATION AND LIABILITIES             ($699)          ($68)       $26,755              $113          ($29)



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   34
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999                                                         ESI Vansycle
Thousands of Dollars                                                      GP, Inc./
                                              ESI           ESI Mojave,   ESI Vansycle
					     Calistoga      Inc./ESI      LP, Inc./
					     LP, Inc./      Mohave LLC/   FPL Energy       ESI Silverado        Harper
					     ESI            ESI Mojave    Vansycle LLC/    Delaware, LLC /      Lake
					     Calistoga      16/17/18      ESI Vansycle      ESI Silverado       Acquistions,
INCOME STATEMENT                             GP, Inc.       LLC           Partners, L.P.    Holdings, LLC       Inc.
OPERATING REVENUES                                $336             $0         $3,798            $3,017            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0              0              0                 0             0
 Other operations and maintenance                  173            311            425               377             1
 Depreciation & amortization                         0              0          1,330                50             0
 Impairment loss on Maine assets                     0              0              0                 0             0
 Taxes other than income taxes                       0              0            127                71             0
    Total operating expenses                       173            311          1,882               498             1
OPERATING INCOME                                   163           (311)         1,916             2,519            (1)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                    0              0              0              (236)            0
 Preferred stock dividends - FPL                     0              0              0                 0             0
 Divestiture of cable investments                    0              0              0                 0             0
 Other-net                                       6,422             30            113             1,440             0
    Total other deductions - net                 6,422             30            113             1,204             0

INCOME BEFORE INCOME TAXES                       6,585           (281)         2,029             3,723            (1)

INCOME TAXES                                     1,883           (100)          (998)            2,869             1

NET INCOME (LOSS)                                4,702           (181)         3,027               854            (2)
RET. EARNINGS (DEF.) AT BEG. OF YEAR             4,257            (22)           (94)           (1,188)          (27)
DEDUCT:
 Dividends                                           0              0              0                 0             0
 Other                                              (1)             0              0                 0             0
RET. EARNINGS (DEF.) AT END OF YEAR             $8,960          ($203)        $2,933             ($334)         ($29)




ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   35
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars


                                               Harper                         ESI              ESI           ESI
					       Lake          ESI Altamont     Ormesa           Northeast     Northeast
					       Holdings,     Acquisitions,    Holdings,        Energy GP,    Energy LP,
ASSETS                                         Inc.          Inc.             Inc.             Inc.          Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.              $0             $5             $0                $0            $0
 Nuclear fuel under capital lease                    0              0              0                 0             0
 Construction work in progress                       0              0              0                 0             0
 Less accumulated depr. & amort.                     0              0              0                 0             0
    Total prop., plant and eqpt.-net                 0              5              0                 0             0

CURRENT ASSETS
 Cash and cash equivalents                           0              0              0                 0             0
 Customer receivables - net                          0              0              0                 0             0
 Mat'ls., supplies & fossil fuel inv.                0              0              0                 0             0
 Deferred clause expenses                            0              0              0                 0             0
 Other                                          (4,243)        14,932           (126)           (1,010)        2,481
    Total current assets                        (4,243)        14,932           (126)           (1,010)        2,481

OTHER ASSETS:
 Special use funds of FPL                            0              0              0                 0             0
 Other investments                                   0          2,932              0             1,110        54,419
 Other                                               0              0              0                 0             0
    Total other assets                               0          2,932              0             1,110        54,419

    TOTAL ASSETS                               ($4,243)       $17,869          ($126)             $100       $56,900

CAPITALIZATION
 Common shareholders' equity                   ($4,243)       $15,343          ($126)            ($151)       $5,457
 Pref. stk. w/o sinking fund require.                0              0              0                 0             0
 Long-term debt                                      0              0              0                 0             0
    Total capitalization                        (4,243)        15,343           (126)             (151)        5,457

CURRENT LIABILITIES
 Short-term debt                                     0              0              0                 0             0
 Cur. matur. of ltd. & pref. stock                   0              0              0                 0             0
 Accounts payable                                    0              0              0                 0             0
 Customers' deposits                                 0              0              0                 0             0
 Accrued interest and taxes                          0              0              0                 0         3,978
 Deferred clause revenue                             0              0              0                 0             0
 Other                                               0              0              0                 0             0
    Total current liabilities                        0              0              0                 0         3,978

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                   0          2,526              0               251        12,308
 Def. regulatory credit - income taxes               0              0              0                 0             0
 Unamortized investment tax credits                  0              0              0                 0             0
 Storm and property insurance reserve                0              0              0                 0             0
 Other                                               0              0              0                 0        35,157
    Total other liab. & def. credits                 0          2,526              0               251        47,465

TOTAL CAPITALIZATION AND LIABILITIES           ($4,243)       $17,869          ($126)             $100       $56,900



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   36
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars

					       Harper                         ESI             ESI             ESI
					       Lake          ESI Altamont     Ormesa          Northeast       Northeast
					       Holdings,     Acquisitions,    Holdings,       Energy GP,      Energy LP,
INCOME STATEMENT                               Inc.          Inc.             Inc.            Inc.            Inc.
OPERATING REVENUES                                  $0           $548             $0              $782            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0              0              0                 0             0
 Other operations and maintenance                    0             76             96               470             0
 Depreciation & amortization                         0              0              0                 0             0
 Impairment loss on Maine assets                     0              0              0                 0             0
 Taxes other than income taxes                       0              1              0                 1             0
    Total operating expenses                         0             77             96               471             0
OPERATING INCOME                                     0            471            (96)              311             0

OTHER INCOME (DEDUCTIONS):
 Interest charges                                    0              0              0                 0        (4,528)
 Preferred stock dividends - FPL                     0              0              0                 0             0
 Divestiture of cable investments                    0              0              0                 0             0
 Other-net                                           0          3,576              0               380        18,606
    Total other deductions - net                     0          3,576              0               380        14,078

INCOME BEFORE INCOME TAXES                           0          4,047            (96)              691        14,078

INCOME TAXES                                         9          3,827              0               286         6,744

NET INCOME (LOSS)                                   (9)           220            (96)              405         7,334
RET. EARNINGS (DEF.) AT BEG. OF YEAR             7,216          1,748            (18)              257         1,784
DEDUCT:
 Dividends                                           0              0              0                 0             0
 Other                                               0              0             18                 0             0
RET. EARNINGS (DEF.) AT END OF YEAR             $7,207         $1,968          ($132)             $662        $9,118




ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   37
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars


                                            ESI Northeast    Northern                        Sullivan
					    Energy           Cross          ESI Northeast    Street          ESI Tehachapi
					    Acquisition      Investments,   Energy           Investments,    Acqusitions
ASSETS                                      Funding Inc.     Inc.           Funding, Inc.    Inc.            Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.              $0             $0             $0                $0            $0
 Nuclear fuel under capital lease                    0              0              0                 0             0
 Construction work in progress                       0              0              0                 0             0
 Less accumulated depr. & amort.                     0              0              0                 0             0
    Total prop., plant and eqpt.-net                 0              0              0                 0             0

CURRENT ASSETS
 Cash and cash equivalents                           0              8              0                 7             0
 Customer receivables - net                          0              0              0                 0             0
 Mat'ls., supplies & fossil fuel inv.                0              0              0                 0             0
 Deferred clause expenses                            0              0              0                 0             0
 Other                                              (6)        33,555             (1)          364,358         2,044
    Total current assets                            (6)        33,563             (1)          364,365         2,044

OTHER ASSETS:
 Special use funds of FPL                            0              0              0                 0             0
 Other investments                                  13         11,586              0               (25)       17,808
 Other                                               0              0              0                 0             0
    Total other assets                              13         11,586              0               (25)       17,808

    TOTAL ASSETS                                    $7        $45,149            ($1)         $364,340       $19,852

CAPITALIZATION
 Common shareholders' equity                        $7        $45,149            ($1)         $364,340       $17,500
 Pref. stk. w/o sinking fund require.                0              0              0                 0             0
 Long-term debt                                      0              0              0                 0             0
    Total capitalization                             7         45,149             (1)          364,340        17,500

CURRENT LIABILITIES
 Short-term debt                                     0              0              0                 0             0
 Cur. matur. of ltd. & pref. stock                   0              0              0                 0             0
 Accounts payable                                    0              0              0                 0             0
 Customers' deposits                                 0              0              0                 0             0
 Accrued interest and taxes                          0              0              0                 0             0
 Deferred clause revenue                             0              0              0                 0             0
 Other                                               0              0              0                 0             0
    Total current liabilities                        0              0              0                 0             0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                   0              0              0                 0         2,352
 Def. regulatory credit - income taxes               0              0              0                 0             0
 Unamortized investment tax credits                  0              0              0                 0             0
 Storm and property insurance reserve                0              0              0                 0             0
 Other                                               0              0              0                 0             0
    Total other liab. & def. credits                 0              0              0                 0         2,352

TOTAL CAPITALIZATION AND LIABILITIES                $7        $45,149            ($1)         $364,340       $19,852



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   38
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars

					    ESI Northeas     Northern                         Sullivan
					    Energy           Cross          ESI Northeast     Street          ESI Tehachapi
					    Acquisition      Investments,   Energy            Investments,    Acqusitions
INCOME STATEMENT                            Funding Inc.     Inc.           Funding, Inc.     Inc.            Inc.
OPERATING REVENUES                                  $0             $0             $0                $0          $301

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0              0              0                 0             0
 Other operations and maintenance                    0              6              0               (13)          351
 Depreciation & amortization                         0              0              0                 0             0
 Impairment loss on Maine assets                     0              0              0                 0             0
 Taxes other than income taxes                       0              1              0                 1             0
    Total operating expenses                         0              7              0               (12)          351
OPERATING INCOME                                     0             (7)             0                12           (50)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                    0              0              0                 0             0
 Preferred stock dividends - FPL                     0              0              0                 0             0
 Divestiture of cable investments                    0              0              0                 0             0
 Other-net                                           7          5,292              0            20,636        (2,241)
    Total other deductions - net                     7          5,292              0            20,636        (2,241)

INCOME BEFORE INCOME TAXES                           7          5,285              0            20,648        (2,291)

INCOME TAXES                                        (2)         1,727              0             7,241        (2,187)

NET INCOME (LOSS)                                    9          3,558              0            13,407          (104)
RET. EARNINGS (DEF.) AT BEG. OF YEAR                (3)         5,710              0             7,577          (710)
DEDUCT:
 Dividends                                           0              0              0                 0             0
 Other                                               0              0              0                 0             0
RET. EARNINGS (DEF.) AT END OF YEAR                 $6         $9,268             $0           $20,984         ($814)




ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   39
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars                         ESI Ormesa
					     IE Equity, Inc. /
					     ESI Ormesa Equity                                 ESI
                                             Holdings LLC       ESI            Harper          Northeast     ESI Hawkeye
					     ESI Ormesa         Ormesa         Lake            Fuel          Power, LLC /
					     IE Resource        Holdings I     Management,     Management,   Hawkeye Power
ASSETS                                       LLC                LLC            Inc.            Inc.          Partners, LLC
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.              $0             $0             $0                $0       $43,092
 Nuclear fuel under capital lease                    0              0              0                 0             0
 Construction work in progress                       0              0              0                 0             0
 Less accumulated depr. & amort.                     0              0              0                 0        (1,260)
    Total prop., plant and eqpt.-net                 0              0              0                 0        41,832

CURRENT ASSETS
 Cash and cash equivalents                           0              0              0                 0         1,253
 Customer receivables - net                          0              0              0                 0           442
 Mat'ls., supplies & fossil fuel inv.                0              0              0                 0             0
 Deferred clause expenses                            0              0              0                 0             0
 Other                                             (38)          (254)            (8)             (339)          195
    Total current assets                           (38)          (254)            (8)             (339)        1,890

OTHER ASSETS:
 Special use funds of FPL                            0              0              0                 0             0
 Other investments                                 235              0              0                 0             0
 Other                                               0              0             19                 0             0
    Total other assets                             235              0             19                 0             0

    TOTAL ASSETS                                  $197          ($254)           $11             ($339)      $43,722

CAPITALIZATION
 Common shareholders' equity                       $38          ($254)           $11             ($339)      $42,134
 Pref. stk. w/o sinking fund require.                0              0              0                 0             0
 Long-term debt                                      0              0              0                 0             0
    Total capitalization                            38           (254)            11              (339)       42,134

CURRENT LIABILITIES
 Short-term debt                                     0              0              0                 0             0
 Cur. matur. of ltd. & pref. stock                   0              0              0                 0             0
 Accounts payable                                    0              0              0                 0            12
 Customers' deposits                                 0              0              0                 0             0
 Accrued interest and taxes                          0              0              0                 0             0
 Deferred clause revenue                             0              0              0                 0             0
 Other                                               0              0              0                 0           153
    Total current liabilities                        0              0              0                 0           165

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                 159              0              0                 0         1,423
 Def. regulatory credit - income taxes               0              0              0                 0             0
 Unamortized investment tax credits                  0              0              0                 0             0
 Storm and property insurance reserve                0              0              0                 0             0
 Other                                               0              0              0                 0             0
    Total other liab. & def. credits               159              0              0                 0         1,423

TOTAL CAPITALIZATION AND LIABILITIES              $197          ($254)           $11             ($339)      $43,722



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   40
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars                         ESI Ormesa
                                             IE Equity, Inc. /
					     ESI Ormesa Equity                                  ESI
					     Holdings LLC        ESI            Harper          Northeast     ESI Hawkeye
					     ESI Ormesa          Ormesa         Lake            Fuel          Power, LLC /
					     IE Resource         Holdings I     Management,     Management,   Hawkeye Power
INCOME STATEMENT                             LLC                 LLC            Inc.            Inc.          Partners, LLC
OPERATING REVENUES                                  $0             $0             $0              $752        $3,615

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0              0              0                 0             0
 Other operations and maintenance                    4             12              8                47           901
 Depreciation & amortization                         0              0              0                 0         1,260
 Impairment loss on Maine assets                     0              0              0                 0             0
 Taxes other than income taxes                       3              0              0                 0             1
    Total operating expenses                         7             12              8                47         2,162
OPERATING INCOME                                    (7)           (12)            (8)              705         1,453

OTHER INCOME (DEDUCTIONS):
 Interest charges                                    0              0              0                 0             0
 Preferred stock dividends - FPL                     0              0              0                 0             0
 Divestiture of cable investments                    0              0              0                 0             0
 Other-net                                           0              0              0                 0            61
    Total other deductions - net                     0              0              0                 0            61

INCOME BEFORE INCOME TAXES                          (7)           (12)            (8)              705         1,514

INCOME TAXES                                      (296)             0             (3)              272          (532)

NET INCOME (LOSS)                                  289            (12)            (5)              433         2,046
RET. EARNINGS (DEF.) AT BEG. OF YEAR              (356)           (85)            (1)              448        (1,188)
DEDUCT:
 Dividends                                           0              0              0                 0             0
 Other                                               0              0              0                 0             0
RET. EARNINGS (DEF.) AT END OF YEAR               ($67)          ($97)           ($6)             $881          $858




ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   41
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars                                  ESI West Texas
					 FPL          Energy, Inc. / ESI
					 Energy       West Texas Energy                  ESI Cannon        FPL Energy
                                         GEO          LP, LLC /  ESI       ESI Ormesa    Acquisitions      California Wind,LLC
					 East Mesa    Texas Wind Ener      Debt          LLC /             / FPL Energy
					 Partners,    Partners             Holdings      Ridgetop Power    Pacific Crest
ASSETS                                   Inc.         LLC                  LLC           Corporation       Partner, LLC
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.         $0        $75,240               $0                $4            $0
 Nuclear fuel under capital lease               0              0                0                 0             0
 Construction work in progress                  0              0                0                 0             0
 Less accumulated depr. & amort.                0         (2,255)               0                 0             0
    Total prop., plant and eqpt.-net            0         72,985                0                 4             0

CURRENT ASSETS
 Cash and cash equivalents                      0          2,010                0                 0             0
 Customer receivables - net                     0            604                0                 0             0
 Mat'ls., supplies & fossil fuel inv.           0              0                0                 0             0
 Deferred clause expenses                       0              0                0                 0             0
 Other                                        571         (1,381)              (3)             (744)          147
    Total current assets                      571          1,233               (3)             (744)          147

OTHER ASSETS:
 Special use funds of FPL                       0              0                0                 0             0
 Other investments                            627              0           13,343            13,060         4,447
 Other                                          0             36                0                 0             0
    Total other assets                        627             36           13,343            13,060         4,447

    TOTAL ASSETS                           $1,198        $74,254          $13,340           $12,320        $4,594

CAPITALIZATION
 Common shareholders' equity               $1,325        $24,855          $13,340           $12,321        $4,594
 Pref. stk. w/o sinking fund require.           0              0                0                 0             0
 Long-term debt                                 0         44,235                0                 0             0
    Total capitalization                    1,325         69,090           13,340            12,321         4,594

CURRENT LIABILITIES
 Short-term debt                                0              0                0                 0             0
 Cur. matur. of ltd. & pref. stock              0              0                0                 0             0
 Accounts payable                               0             85                0                 0             0
 Customers' deposits                            0              0                0                 0             0
 Accrued interest and taxes                     0             18                0                 0             0
 Deferred clause revenue                        0              0                0                 0             0
 Other                                          0          3,134                0                 0             0
    Total current liabilities                   0          3,237                0                 0             0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes           (127)         1,927                0                 0             0
 Def. regulatory credit - income taxes          0              0                0                 0             0
 Unamortized investment tax credits             0              0                0                 0             0
 Storm and property insurance reserve           0              0                0                 0             0
 Other                                          0              0                0                 0             0
    Total other liab. & def. credits         (127)         1,927                0                 0             0

TOTAL CAPITALIZATION AND LIABILITIES       $1,198        $74,254          $13,340           $12,321        $4,594



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   42
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars                                 ESI West Texas
                                        FPL          Energy, Inc. / ESI
					Energy       West Texas Energy                   ESI Cannon       FPL Energy
					GEO          LP, LLC /  ESI       ESI Ormesa     Acquisitions     California Wind,LLC
					East Mesa    Texas Wind Ener      Debt           LLC /            / FPL Energy
					Partners,    Partners             Holdings       Ridgetop Power   Pacific Crest
INCOME STATEMENT                        Inc.         LLC                  LLC            Corporation      Partner, LLC
OPERATING REVENUES                           $130         $3,152             $0              $267          $167

OPERATING EXPENSES
 Fuel, purchased power & interchange            0              0              0                 0             0
 Other operations and maintenance              50          1,589              0               306            97
 Depreciation & amortization                    0          2,255              0                 0             0
 Impairment loss on Maine assets                0              0              0                 0             0
 Taxes other than income taxes                  0              4              2                 2             0
    Total operating expenses                   50          3,848              2               308            97
OPERATING INCOME                               80           (696)            (2)              (41)           70

OTHER INCOME (DEDUCTIONS):
 Interest charges                               0         (1,132)             0                 0             0
 Preferred stock dividends - FPL                0              0              0                 0             0
 Divestiture of cable investments               0              0              0                 0             0
 Other-net                                   (449)           181              0                98          (181)
    Total other deductions - net             (449)          (951)             0                98          (181)

INCOME BEFORE INCOME TAXES                   (369)        (1,647)            (2)               57          (111)

INCOME TAXES                                  (20)        (2,915)             0                 0             0

NET INCOME (LOSS)                            (349)         1,268             (2)               57          (111)
RET. EARNINGS (DEF.) AT BEG. OF YEAR         (824)             0             (1)              364            (2)
DEDUCT:
 Dividends                                      0              0              0                 0             0
 Other                                          0              0              0                 0            (1)
RET. EARNINGS (DEF.) AT END OF YEAR       ($1,173)        $1,268            ($3)             $421         ($112)




ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   43
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars                                                                                             FPL ENERGY
									 FPL ENERGY            NG              PARIS GP, LLC /
					  FPL                            DOSWELL               ACQUISITION     FPL ENERGY
                                          Energy Everett     FPL         HOLDINGS, INC /       LLC / NEVADA    PARIS LP, LLC /
					  LLC / Northwest    ENERGY      DOSWELL FUNDING       GEOTHERMAL      LAMAR POWER
					  Power Company      EAST MESA   CORPORATION /         HOLDINGS        PARTNERS, LP /
ASSETS                                    LLC                LLC         UFG HOLDINGS, INC.    L. L. C.        INTEXCO I, LLC
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.        $3,034             $0             $0                $0                $46
 Nuclear fuel under capital lease                  0              0              0                 0                  0
 Construction work in progress                18,933              0              0                 0            382,243
 Less accumulated depr. & amort.                   0              0              0                 0                  0
    Total prop., plant and eqpt.-net          21,967              0              0                 0            382,289

CURRENT ASSETS
 Cash and cash equivalents                        52              0              6                 0              1,585
 Customer receivables - net                        0              0              0                 0                  0
 Mat'ls., supplies & fossil fuel inv.              0              0              0                 0                  0
 Deferred clause expenses                          0              0              0                 0                  0
 Other                                          (610)           (29)             2              (318)              (876)
    Total current assets                        (558)           (29)             8              (318)               709

OTHER ASSETS:
 Special use funds of FPL                          0              0              0                 0                  0
 Other investments                                 0              0              0                 0                  0
 Other                                             0              0              0                 0                  0
    Total other assets                             0              0              0                 0                  0

    TOTAL ASSETS                             $21,409           ($29)            $8             ($318)          $382,998

CAPITALIZATION
 Common shareholders' equity                 $14,648           ($29)            $8             ($318)          $364,967
 Pref. stk. w/o sinking fund require.              0              0              0                 0                  0
 Long-term debt                                    0              0              0                 0                  0
    Total capitalization                      14,648            (29)             8              (318)           364,967

CURRENT LIABILITIES
 Short-term debt                                   0              0              0                 0                  0
 Cur. matur. of ltd. & pref. stock                 0              0              0                 0                  0
 Accounts payable                                 37              0              0                 0              3,997
 Customers' deposits                               0              0              0                 0                  0
 Accrued interest and taxes                        0              0              0                 0                  0
 Deferred clause revenue                           0              0              0                 0                  0
 Other                                         6,975              0              0                 0             14,068
    Total current liabilities                  7,012              0              0                 0             18,065

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes              (251)             0              0                 0                (34)
 Def. regulatory credit - income taxes             0              0              0                 0                  0
 Unamortized investment tax credits                0              0              0                 0                  0
 Storm and property insurance reserve              0              0              0                 0                  0
 Other                                             0              0              0                 0                  0
    Total other liab. & def. credits            (251)             0              0                 0                (34)

TOTAL CAPITALIZATION AND LIABILITIES         $21,409           ($29)            $8             ($318)          $382,998



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   44
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars                                                                                           FPL ENERGY
                                                                          FPL ENERGY            NG             PARIS GP, LLC /
					   FPL                            DOSWELL               ACQUISITION    FPL ENERGY
					   Energy Everett     FPL         HOLDINGS, INC /       LLC / NEVADA   PARIS LP, LLC /
					   LLC / Northwest    ENERGY      DOSWELL FUNDING       GEOTHERMAL     LAMAR POWER
					   Power Company      EAST MESA   CORPORATION /         HOLDINGS       PARTNERS, LP /
INCOME STATEMENT                           LLC                LLC         UFG HOLDINGS, INC.    L. L. C.       INTEXCO I, LLC
OPERATING REVENUES                                  $0           $130             $0                $0              $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0              0              0                 0               0
 Other operations and maintenance                  651             47             13               396           1,769
 Depreciation & amortization                         0              0              0                 0               0
 Impairment loss on Maine assets                     0              0              0                 0               0
 Taxes other than income taxes                       4              2              1                 1               0
    Total operating expenses                       655             49             14               397           1,769
OPERATING INCOME                                  (655)            81            (14)             (397)         (1,769)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                    0              0              0                 0               0
 Preferred stock dividends - FPL                     0              0              0                 0               0
 Divestiture of cable investments                    0              0              0                 0               0
 Other-net                                           0              0              0             7,500            (136)
    Total other deductions - net                     0              0              0             7,500            (136)

INCOME BEFORE INCOME TAXES                        (655)            81            (14)            7,103          (1,905)

INCOME TAXES                                      (252)             0             (5)             (131)           (750)

NET INCOME (LOSS)                                 (403)            81             (9)            7,234          (1,155)
RET. EARNINGS (DEF.) AT BEG. OF YEAR              (133)             0              0                 0               0
DEDUCT:
 Dividends                                           0              0              0                 0               0
 Other                                             133              0              0                 0               0
RET. EARNINGS (DEF.) AT END OF YEAR              ($669)           $81            ($9)           $7,234         ($1,155)




ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   45
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars                       ESI Cherokee GP, Inc./
					   ESI Cherokee County, L.P./      FPL Energy
					   ESI Cherokee LP, Inc.           MH50 GP, LLC/       FPL ENERGY            FPL ENERGY
                                           ESI Cherokee Holdings, Inc.     FPL Energy          WISCONSIN HOLDINGS    MOJAVE
					   ESI Cherokee MGP, Inc./         MH50 LP, LLC/       LLC / FPL ENERGY      OPERATING
					   ESI Cherokee County             FPL Energy          WISCONSIN WIND        SERVICES,
ASSETS                                     Cogeneration Corp.              MH50 L.P.           LLC                   LLC
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.           $0                          $17,234                $0                 $0
 Nuclear fuel under capital lease                 0                                0                 0                  0
 Construction work in progress                    0                                0                 0                  0
 Less accumulated depr. & amort.                  0                             (614)                0                  0
    Total prop., plant and eqpt.-net              0                           16,620                 0                  0

CURRENT ASSETS
 Cash and cash equivalents                    3,239                            1,906                19                  0
 Customer receivables - net                      14                               18                 0                  0
 Mat'ls., supplies & fossil fuel inv.             0                            1,200                 0                  0
 Deferred clause expenses                         0                                0                 0                  0
 Other                                       (3,173)                             (26)              (24)                 4
    Total current assets                         80                            3,098                (5)                 4

OTHER ASSETS:
 Special use funds of FPL                         0                                0                 0                  0
 Other investments                            7,388                                0                 0                  0
 Other                                            0                              269                 0                  0
    Total other assets                        7,388                              269                 0                  0

    TOTAL ASSETS                             $7,468                          $19,987               ($5)                $4

CAPITALIZATION
 Common shareholders' equity                 $7,026                           $1,878               ($5)                $4
 Pref. stk. w/o sinking fund require.             0                                0                 0                  0
 Long-term debt                                   0                                0                 0                  0
    Total capitalization                      7,026                            1,878                (5)                 4

CURRENT LIABILITIES
 Short-term debt                                  0                                0                 0                  0
 Cur. matur. of ltd. & pref. stock                0                           11,586                 0                  0
 Accounts payable                                 0                              200                 0                  0
 Customers' deposits                              0                                0                 0                  0
 Accrued interest and taxes                       0                                0                 0                  0
 Deferred clause revenue                          0                                0                 0                  0
 Other                                            0                            6,307                 0                  0
    Total current liabilities                     0                           18,093                 0                  0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes              442                               16                 0                  0
 Def. regulatory credit - income taxes            0                                0                 0                  0
 Unamortized investment tax credits               0                                0                 0                  0
 Storm and property insurance reserve             0                                0                 0                  0
 Other                                            0                                0                 0                  0
    Total other liab. & def. credits            442                               16                 0                  0

TOTAL CAPITALIZATION AND LIABILITIES         $7,468                          $19,987               ($5)                $4



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   46
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars                       ESI Cherokee GP, Inc./
                                           ESI Cherokee County, L.P./       FPL Energy
					   ESI Cherokee LP, Inc. /          MH50 GP, LLC/    FPL ENERGY            FPL ENERGY
					   ESI Cherokee Holdings, Inc./     FPL Energy       WISCONSIN HOLDINGS    MOJAVE
					   ESI Cherokee MGP, Inc./          MH50 LP, LLC/    LLC / FPL ENERGY      OPERATING
					   ESI Cherokee County              FPL Energy       WISCONSIN WIND        SERVICES,
INCOME STATEMENT                           Cogeneration Corp.               MH50 L.P.        LLC                   LLC
OPERATING REVENUES                               $202                        $1,662                $0                $9

OPERATING EXPENSES
 Fuel, purchased power & interchange                0                         1,402                 0                 0
 Other operations and maintenance                 470                         1,371               492                63
 Depreciation & amortization                        0                           614                 0                 0
 Impairment loss on Maine assets                    0                             0                 0                 0
 Taxes other than income taxes                      2                             3                 2                 0
    Total operating expenses                      472                         3,390               494                63
OPERATING INCOME                                 (270)                       (1,728)             (494)              (54)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                   0                          (757)                0                 0
 Preferred stock dividends - FPL                    0                             0                 0                 0
 Divestiture of cable investments                   0                             0                 0                 0
 Other-net                                       (657)                            0                 0                 0
    Total other deductions - net                 (657)                         (757)                0                 0

INCOME BEFORE INCOME TAXES                       (927)                       (2,485)             (494)              (54)

INCOME TAXES                                     (394)                         (898)                0                 0

NET INCOME (LOSS)                                (533)                       (1,587)             (494)              (54)
RET. EARNINGS (DEF.) AT BEG. OF YEAR           (1,802)                            0                 0                 0
DEDUCT:
 Dividends                                          0                             0                 0                 0
 Other                                              0                             0                 0                 0
RET. EARNINGS (DEF.) AT END OF YEAR           ($2,335)                      ($1,587)            ($494)             ($54)




ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   47
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars
							   ESI                                                      ESI Dixie
							   Antilles,                                                Valley,
                                                           Inc./                                                    Inc./
					   FPL             ESI          ESI               ESI           ESI West    ESI Dixie
					   Investments     Antilles     SEMASS Corp.      Jonesboro,    Enfield,    Valley
ASSETS                                     Inc             LP, Inc.     LP, Inc.          Inc.          Inc.        LP, Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.       $0             $0             $0                $0            $0          $0
 Nuclear fuel under capital lease             0              0              0                 0             0           0
 Construction work in progress                0              0              0                 0             0           0
 Less accumulated depr. & amort.              0              0              0                 0             0           0
    Total prop., plant and eqpt.-net          0              0              0                 0             0           0

CURRENT ASSETS
 Cash and cash equivalents                    0              0              0                 0             0           0
 Customer receivables - net                   0              0              0                 0             0           0
 Mat'ls., supplies & fossil fuel inv.         0              0              0                 0             0           0
 Deferred clause expenses                     0              0              0                 0             0           0
 Other                                        0              0              0                 0             0           0
    Total current assets                      0              0              0                 0             0           0

OTHER ASSETS:
 Special use funds of FPL                     0              0              0                 0             0           0
 Other investments                            0              0              0                 0             0           0
 Other                                        0              0              0                 0             0           0
    Total other assets                        0              0              0                 0             0           0

    TOTAL ASSETS                             $0             $0             $0                $0            $0          $0

CAPITALIZATION
 Common shareholders' equity                 $0             $0             $0                $0            $0          $0
 Pref. stk. w/o sinking fund require.         0              0              0                 0             0           0
 Long-term debt                               0              0              0                 0             0           0
    Total capitalization                      0              0              0                 0             0           0

CURRENT LIABILITIES
 Short-term debt                              0              0              0                 0             0           0
 Cur. matur. of ltd. & pref. stock            0              0              0                 0             0           0
 Accounts payable                             0              0              0                 0             0           0
 Customers' deposits                          0              0              0                 0             0           0
 Accrued interest and taxes                   0              0              0                 0             0           0
 Deferred clause revenue                      0              0              0                 0             0           0
 Other                                        0              0              0                 0             0           0
    Total current liabilities                 0              0              0                 0             0           0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes            0              0              0                 0             0           0
 Def. regulatory credit - income taxes        0              0              0                 0             0           0
 Unamortized investment tax credits           0              0              0                 0             0           0
 Storm and property insurance reserve         0              0              0                 0             0           0
 Other                                        0              0              0                 0             0           0
    Total other liab. & def. credits          0              0              0                 0             0           0

TOTAL CAPITALIZATION AND LIABILITIES         $0             $0             $0                $0            $0          $0



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   48
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars
                                                          ESI                                                      ESI Dixie
							  Antilles,                                                Valley,
							  Inc./                                                    Inc./
					   FPL            ESI           ESI              ESI           ESI West    ESI Dixie
					   Investments    Antilles      SEMASS Corp.     Jonesboro,    Enfield,    Valley
INCOME STATEMENT                           Inc            LP, Inc.      LP, Inc.         Inc.          Inc.        LP, Inc.
OPERATING REVENUES                            $0              $0             $0                $0            $0          $0

OPERATING EXPENSES
 Fuel, purchased power & interchange           0               0              0                 0             0           0
 Other operations and maintenance              0               0              0                 0             0           0
 Depreciation & amortization                   0               0              0                 0             0           0
 Impairment loss on Maine assets               0               0              0                 0             0           0
 Taxes other than income taxes                 0               0              0                 0             0           0
    Total operating expenses                   0               0              0                 0             0           0
OPERATING INCOME                               0               0              0                 0             0           0

OTHER INCOME (DEDUCTIONS):
 Interest charges                              0               0              0                 0             0           0
 Preferred stock dividends - FPL               0               0              0                 0             0           0
 Divestiture of cable investments              0               0              0                 0             0           0
 Other-net                                     0               0              0                 0             0           0
    Total other deductions - net               0               0              0                 0             0           0

INCOME BEFORE INCOME TAXES                     0               0              0                 0             0           0

INCOME TAXES                                   0               0              0                 0             0           0

NET INCOME (LOSS)                              0               0              0                 0             0           0
RET. EARNINGS (DEF.) AT BEG. OF YEAR       3,476          (3,632)          (577)            8,616         9,141      21,446
DEDUCT:
 Dividends                                     0               0              0                 0             0           0
 Other                                     3,476          (3,632)          (577)            8,616         9,141      21,446
RET. EARNINGS (DEF.) AT END OF YEAR           $0              $0             $0                $0            $0          $0



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   49
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars


                                           Harper        ESI             East          Adjusting
					   Lake          WTE             Mesa          &              ESI
					   Operations,   Development,    Geothermal    Elim.          Energy, LLC
ASSETS                                     Inc.          Inc.            LLC           Entries        Consolidated
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.       $0             $0             $0                   $0      $551,595
 Nuclear fuel under capital lease             0              0              0                    0             0
 Construction work in progress                0              0              0                    0       428,356
 Less accumulated depr. & amort.              0              0              0                    0       (97,287)
    Total prop., plant and eqpt.-net          0              0              0                    0       882,664

CURRENT ASSETS
 Cash and cash equivalents                    0              0              0                    0        19,031
 Customer receivables - net                   0              0              0                    0        21,199
 Mat'ls., supplies & fossil fuel inv.         0              0              0                    0        38,363
 Deferred clause expenses                     0              0              0                    0             0
 Other                                        0              0              0             (409,164)      171,676
    Total current assets                      0              0              0             (409,164)      250,269

OTHER ASSETS:
 Special use funds of FPL                     0              0              0                    0             0
 Other investments                            0              0              0             (854,067)      173,813
 Other                                        0              0              0                  (25)       26,956
    Total other assets                        0              0              0             (854,092)      200,769

    TOTAL ASSETS                             $0             $0             $0          ($1,263,256)   $1,333,702

CAPITALIZATION
 Common shareholders' equity                 $0             $0             $0            ($828,987)   $1,119,565
 Pref. stk. w/o sinking fund require.         0              0              0                    0             0
 Long-term debt                               0              0              0             (373,253)            0
    Total capitalization                      0              0              0           (1,202,240)    1,119,565

CURRENT LIABILITIES
 Short-term debt                              0              0              0                    0             0
 Cur. matur. of ltd. & pref. stock            0              0              0              (11,586)            0
 Accounts payable                             0              0              0                    0        11,020
 Customers' deposits                          0              0              0                    0             0
 Accrued interest and taxes                   0              0              0              (14,274)      (10,278)
 Deferred clause revenue                      0              0              0                    0             0
 Other                                        0              0              0                    0        55,397
    Total current liabilities                 0              0              0              (25,860)       56,139

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes            0              0              0                    0       157,717
 Def. regulatory credit - income taxes        0              0              0                    0             0
 Unamortized investment tax credits           0              0              0                    0             0
 Storm and property insurance reserve         0              0              0                    0             0
 Other                                        0              0              0              (35,157)          281
    Total other liab. & def. credits          0              0              0              (35,157)      157,998

TOTAL CAPITALIZATION AND LIABILITIES         $0             $0             $0          ($1,263,257)   $1,333,702



ESI ENERGY, LLC AND SUBSIDIARIES                                                                                   50
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars

					       Harper         ESI             East           Adjusting
					       Lake           WTE             Mesa           &             ESI
					       Operations,    Development,    Geothermal     Elim.         Energy, LLC
INCOME STATEMENT                               Inc.           Inc.            LLC            Entries       Consolidated
OPERATING REVENUES                                  $0             $0             $0                $0      $168,737

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0              0              0                 0        51,712
 Other operations and maintenance                    0              0              0              (134)       39,640
 Depreciation & amortization                         0              0              0                 0        19,462
 Impairment loss on Maine assets                     0              0              0                 0             0
 Taxes other than income taxes                       0              0              0                 0         1,543
    Total operating expenses                         0              0              0              (134)      112,357
OPERATING INCOME                                     0              0              0               134        56,380

OTHER INCOME (DEDUCTIONS):
 Interest charges                                    0              0              0            27,493          (236)
 Preferred stock dividends - FPL                     0              0              0                 0             0
 Divestiture of cable investments                    0              0              0                 0             0
 Other-net                                           0              0              0          (244,238)       49,029
    Total other deductions - net                     0              0              0          (216,745)       48,793

INCOME BEFORE INCOME TAXES                           0              0              0          (216,611)      105,173

INCOME TAXES                                         0              0              0                 0        33,942

NET INCOME (LOSS)                                    0              0              0          (216,611)       71,231
RET. EARNINGS (DEF.) AT BEG. OF YEAR               175          3,171            (48)          (81,687)       73,349
DEDUCT:
 Dividends                                           0              0              0                 0             0
 Other                                             175          3,171            (48)          (42,190)            0
RET. EARNINGS (DEF.) AT END OF YEAR                 $0             $0             $0         ($256,108)     $144,580




FPL GROUP INTERNATIONAL, INC.                                                                                      51
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars

							     FPL                                FPL
					   FPL Group         International   FPL                International     Owenreagh
					   International,    Investment      International      Holdings II,      Cayman,
ASSETS                                     Inc.              Company         Holdings, Inc.     Inc.              Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.             $92             $0             $0                $0                 $0
 Nuclear fuel under capital lease                    0              0              0                 0                  0
 Construction work in progress                       0              0              0                 0                  0
 Less accumulated depr. & amort.                   (35)             0              0                 0                  0
    Total prop., plant and eqpt.-net                57              0              0                 0                  0

CURRENT ASSETS
 Cash and cash equivalents                         764          1,071              0                 0             13,247
 Customer receivables - net                          4              0              0                 0                  0
 Mat'ls., supplies & fossil fuel inv.                0              0              0                 0                  0
 Deferred clause expenses                            0              0              0                 0                  0
 Other                                          (3,095)             0              0                 0                  0
    Total current assets                        (2,327)         1,071              0                 0             13,247

OTHER ASSETS:
 Special use funds of FPL                            0              0              0                 0                  0
 Other investments                              89,905         10,073         16,537                 0                  0
 Other                                               0              0              0                 0                  0
    Total other assets                          89,905         10,073         16,537                 0                  0

    TOTAL ASSETS                               $87,635        $11,144        $16,537                $0            $13,247

CAPITALIZATION
 Common shareholders' equity                   $87,371        $11,144        $16,537                $0            $13,247
 Pref. stk. w/o sinking fund require.                0              0              0                 0                  0
 Long-term debt                                      0              0              0                 0                  0
    Total capitalization                        87,371         11,144         16,537                 0             13,247

CURRENT LIABILITIES
 Short-term debt                                     0              0              0                 0                  0
 Cur. matur. of ltd. & pref. stock                   0              0              0                 0                  0
 Accounts payable                                   (1)             0              0                 0                  0
 Customers' deposits                                 0              0              0                 0                  0
 Accrued interest and taxes                          0              0              0                 0                  0
 Deferred clause revenue                             0              0              0                 0                  0
 Other                                           2,036              0              0                 0                  0
    Total current liabilities                    2,035              0              0                 0                  0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes              (1,771)             0              0                 0                  0
 Def. regulatory credit - income taxes               0              0              0                 0                  0
 Unamortized investment tax credits                  0              0              0                 0                  0
 Storm and property insurance reserve                0              0              0                 0                  0
 Other                                               0              0              0                 0                  0
    Total other liab. & def. credits            (1,771)             0              0                 0                  0

TOTAL CAPITALIZATION AND LIABILITIES           $87,635        $11,144        $16,537                $0            $13,247



FPL GROUP INTERNATIONAL, INC.                                                                                      52
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars

							    FPL                               FPL
					   FPL Group        International    FPL              International   Owenreagh
					   International,   Investment       International    Holdings II,    Cayman,
INCOME STATEMENT                           Inc.             Company          Holdings, Inc.   Inc.            Inc.
OPERATING REVENUES                                  $0             $0             $0                $0        $1,488

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0              0              0                 0             0
 Other operations and maintenance                2,632              2              4                13           623
 Depreciation & amortization                        15              0              0                 0           472
 Impairment loss on Maine assets                     0              0              0                 0             0
 Taxes other than income taxes                       8              1              1                 1           112
    Total operating expenses                     2,655              3              5                14         1,207
OPERATING INCOME                                (2,655)            (3)            (5)              (14)          281

OTHER INCOME (DEDUCTIONS):
 Interest charges                                    0              0              0                 0             0
 Preferred stock dividends - FPL                     0              0              0                 0             0
 Divestiture of cable investments                    0              0              0                 0             0
 Other-net                                       1,790         (2,696)          (926)                0         2,087
    Total other deductions - net                 1,790         (2,696)          (926)                0         2,087

INCOME BEFORE INCOME TAXES                        (865)        (2,699)          (931)              (14)        2,368

INCOME TAXES                                       908              0              0                 0             0

NET INCOME (LOSS)                               (1,773)        (2,699)          (931)              (14)        2,368
RET. EARNINGS (DEF.) AT BEG. OF YEAR           (20,206)         1,916            (78)              (40)        1,491
DEDUCT:
 Dividends                                           0              0              0                 0             0
 Other                                               0              0              0                 0             0
RET. EARNINGS (DEF.) AT END OF YEAR           ($21,979)         ($783)       ($1,009)             ($54)       $3,859




FPL GROUP INTERNATIONAL, INC.                                                                                      53
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars


						Werfa        Mynydd           Crete I        Crete II       Crete III    Faeto
						Cayman,      Gordu            Cayman,        Cayman,        Cayman,      Cayman,
ASSETS                                          Inc.         Cayman, Inc.     Inc.           Inc.           Inc.         Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.              $0             $0             $0             $0            $0          $0
 Nuclear fuel under capital lease                    0              0              0              0             0           0
 Construction work in progress                       0              0              0              0             0           0
 Less accumulated depr. & amort.                     0              0              0              0             0           0
    Total prop., plant and eqpt.-net                 0              0              0              0             0           0

CURRENT ASSETS
 Cash and cash equivalents                           0              0              0              0             0           0
 Customer receivables - net                          0              0              0              0             0           0
 Mat'ls., supplies & fossil fuel inv.                0              0              0              0             0           0
 Deferred clause expenses                            0              0              0              0             0           0
 Other                                              (2)            (2)             0              0             0           0
    Total current assets                            (2)            (2)             0              0             0           0

OTHER ASSETS:
 Special use funds of FPL                            0              0              0              0             0           0
 Other investments                                   0              0              0              0             0          32
 Other                                               0              0             90              0             0           0
    Total other assets                               0              0             90              0             0          32

    TOTAL ASSETS                                   ($2)           ($2)           $90             $0            $0         $32

CAPITALIZATION
 Common shareholders' equity                       ($3)          ($41)          ($13)           ($3)          ($7)        $38
 Pref. stk. w/o sinking fund require.                0              0              0              0             0           0
 Long-term debt                                      0              0              0              0             0           0
    Total capitalization                            (3)           (41)           (13)            (3)           (7)         38

CURRENT LIABILITIES
 Short-term debt                                     0              0              0              0             0           0
 Cur. matur. of ltd. & pref. stock                   0              0              0              0             0           0
 Accounts payable                                    0              0              0              0             0           0
 Customers' deposits                                 0              0              0              0             0           0
 Accrued interest and taxes                          0              0              0              0             0           0
 Deferred clause revenue                             0              0              0              0             0           0
 Other                                               1             39            103              3             7          (6)
    Total current liabilities                        1             39            103              3             7          (6)

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                   0              0              0              0             0           0
 Def. regulatory credit - income taxes               0              0              0              0             0           0
 Unamortized investment tax credits                  0              0              0              0             0           0
 Storm and property insurance reserve                0              0              0              0             0           0
 Other                                               0              0              0              0             0           0
    Total other liab. & def. credits                 0              0              0              0             0           0

TOTAL CAPITALIZATION AND LIABILITIES               ($2)           ($2)           $90             $0            $0         $32



FPL GROUP INTERNATIONAL, INC.                                                                                      54
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars


					      Werfa         Mynydd            Crete I       Crete II       Crete III    Faeto
					      Cayman,       Gordu             Cayman,       Cayman,        Cayman,      Cayman,
INCOME STATEMENT                              Inc.          Cayman, Inc.      Inc.          Inc.           Inc.         Inc.
OPERATING REVENUES                                  $0             $0             $0             $0            $0          $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0              0              0              0             0           0
 Other operations and maintenance                    3              3              2              1             2           2
 Depreciation & amortization                         0              0              0              0             0           0
 Impairment loss on Maine assets                     0              0              0              0             0           0
 Taxes other than income taxes                       0              0              1              0             1           1
    Total operating expenses                         3              3              3              1             3           3
OPERATING INCOME                                    (3)            (3)            (3)            (1)           (3)         (3)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                    0              0              0              0             0           0
 Preferred stock dividends - FPL                     0              0              0              0             0           0
 Divestiture of cable investments                    0              0              0              0             0           0
 Other-net                                           0              0              0              0             0           0
    Total other deductions - net                     0              0              0              0             0           0

INCOME BEFORE INCOME TAXES                          (3)            (3)            (3)            (1)           (3)         (3)

INCOME TAXES                                         0              0              0              0             0           0

NET INCOME (LOSS)                                   (3)            (3)            (3)            (1)           (3)         (3)
RET. EARNINGS (DEF.) AT BEG. OF YEAR              (160)          (507)          (701)          (294)         (289)       (206)
DEDUCT:
 Dividends                                           0              0              0              0             0           0
 Other                                               0              0              0              0             0           0
RET. EARNINGS (DEF.) AT END OF YEAR              ($163)         ($510)         ($704)         ($295)        ($292)      ($209)




FPL GROUP INTERNATIONAL, INC.                                                                                      55
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars


					    Monte San        San                                FPL          FPL
					    Giorgio          Bartolomeo      Riva-Caleone       Mamonal,     TermoCandelaria,
ASSETS                                      Cayman, Inc.     Cayman, Inc.    Cayman, Inc.       Inc.         Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.              $0             $0             $0                $0            $0
 Nuclear fuel under capital lease                    0              0              0                 0             0
 Construction work in progress                       0              0              0                 0             0
 Less accumulated depr. & amort.                     0              0              0                 0             0
    Total prop., plant and eqpt.-net                 0              0              0                 0             0

CURRENT ASSETS
 Cash and cash equivalents                           0              0              0                 0             0
 Customer receivables - net                          0              0              0                 0             0
 Mat'ls., supplies & fossil fuel inv.                0              0              0                 0             0
 Deferred clause expenses                            0              0              0                 0             0
 Other                                              (2)            (2)            (2)              150            18
    Total current assets                            (2)            (2)            (2)              150            18

OTHER ASSETS:
 Special use funds of FPL                            0              0              0                 0             0
 Other investments                                  19             14              0               (21)            0
 Other                                               0              0              0                 0             0
    Total other assets                              19             14              0               (21)            0

    TOTAL ASSETS                                   $17            $12            ($2)             $129           $18

CAPITALIZATION
 Common shareholders' equity                       $30            $25            ($2)             $244           $43
 Pref. stk. w/o sinking fund require.                0              0              0                 0             0
 Long-term debt                                      0              0              0                 0             0
    Total capitalization                            30             25             (2)              244            43

CURRENT LIABILITIES
 Short-term debt                                     0              0              0                 0             0
 Cur. matur. of ltd. & pref. stock                   0              0              0                 0             0
 Accounts payable                                    0              0              0                 0             0
 Customers' deposits                                 0              0              0                 0             0
 Accrued interest and taxes                          0              0              0                 0             0
 Deferred clause revenue                             0              0              0                 0             0
 Other                                             (13)           (13)             0                 0             0
    Total current liabilities                      (13)           (13)             0                 0             0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                   0              0              0              (115)          (25)
 Def. regulatory credit - income taxes               0              0              0                 0             0
 Unamortized investment tax credits                  0              0              0                 0             0
 Storm and property insurance reserve                0              0              0                 0             0
 Other                                               0              0              0                 0             0
    Total other liab. & def. credits                 0              0              0              (115)          (25)

TOTAL CAPITALIZATION AND LIABILITIES               $17            $12            ($2)             $129           $18



FPL GROUP INTERNATIONAL, INC.                                                                                      56
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars


					    Monte San       San                                 FPL          FPL
					    Giorgio         Bartolomeo       Riva-Caleone       Mamonal,     TermoCandelaria,
INCOME STATEMENT                            Cayman, Inc.    Cayman, Inc.     Cayman, Inc.       Inc.         Inc.
OPERATING REVENUES                                  $0             $0             $0                $0            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0              0              0                 0             0
 Other operations and maintenance                    7              3              3                68             0
 Depreciation & amortization                         0              0              0                 0             0
 Impairment loss on Maine assets                     0              0              0                 0             0
 Taxes other than income taxes                       0              0              0                 0             0
    Total operating expenses                         7              3              3                68             0
OPERATING INCOME                                    (7)            (3)            (3)              (68)            0

OTHER INCOME (DEDUCTIONS):
 Interest charges                                    0              0              0                 0             0
 Preferred stock dividends - FPL                     0              0              0                 0             0
 Divestiture of cable investments                    0              0              0                 0             0
 Other-net                                           0              0              0              (114)            0
    Total other deductions - net                     0              0              0              (114)            0

INCOME BEFORE INCOME TAXES                          (7)            (3)            (3)             (182)            0

INCOME TAXES                                         0              0              0               (12)            0

NET INCOME (LOSS)                                   (7)            (3)            (3)             (170)            0
RET. EARNINGS (DEF.) AT BEG. OF YEAR              (139)          (138)            (8)             (280)          (43)
DEDUCT:
 Dividends                                           0              0              0                 0             0
 Other                                               0              0              0                 0             0
RET. EARNINGS (DEF.) AT END OF YEAR              ($146)         ($141)          ($11)            ($450)         ($43)




FPL GROUP INTERNATIONAL, INC.                                                                                      57
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars

							    Karaha                           Adjusting
					      FPL           Bodas            FPL-I           &            FPL Group
					      Termovalle,   Investment       Brazil,         Elim.        International,
ASSETS                                        Inc.          Corp.            LTDA.           Entries      Inc.
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.              $0             $0           $147                $0          $239
 Nuclear fuel under capital lease                    0              0              0                 0             0
 Construction work in progress                       0              0              0                 0             0
 Less accumulated depr. & amort.                     0              0            (35)                0           (70)
    Total prop., plant and eqpt.-net                 0              0            112                 0           169

CURRENT ASSETS
 Cash and cash equivalents                           0              0            203                 0        15,285
 Customer receivables - net                          0              0              0                 0             4
 Mat'ls., supplies & fossil fuel inv.                0              0              0                 0             0
 Deferred clause expenses                            0              0              0                 0             0
 Other                                             304            (21)             0                 0        (2,654)
    Total current assets                           304            (21)           203                 0        12,635

OTHER ASSETS:
 Special use funds of FPL                            0              0              0                 0             0
 Other investments                                  26         (1,613)             0           (89,905)       25,067
 Other                                               0         40,000              0                 0        40,090
    Total other assets                              26         38,387              0           (89,905)       65,157

    TOTAL ASSETS                                  $330        $38,366           $315          ($89,905)      $77,961

CAPITALIZATION
 Common shareholders' equity                      ($94)       $38,366           $315          ($89,905)      $77,292
 Pref. stk. w/o sinking fund require.                0              0              0                 0             0
 Long-term debt                                      0              0              0                 0             0
    Total capitalization                           (94)        38,366            315           (89,905)       77,292

CURRENT LIABILITIES
 Short-term debt                                     0              0              0                 0             0
 Cur. matur. of ltd. & pref. stock                   0              0              0                 0             0
 Accounts payable                                  518              0              0                 0           517
 Customers' deposits                                 0              0              0                 0             0
 Accrued interest and taxes                          0              0              0                 0             0
 Deferred clause revenue                             0              0              0                 0             0
 Other                                               0              0              0                 0         2,157
    Total current liabilities                      518              0              0                 0         2,674

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes                 (94)             0              0                 0        (2,005)
 Def. regulatory credit - income taxes               0              0              0                 0             0
 Unamortized investment tax credits                  0              0              0                 0             0
 Storm and property insurance reserve                0              0              0                 0             0
 Other                                               0              0              0                 0             0
    Total other liab. & def. credits               (94)             0              0                 0        (2,005)

TOTAL CAPITALIZATION AND LIABILITIES              $330        $38,366           $315          ($89,905)      $77,961



FPL GROUP INTERNATIONAL, INC.                                                                                      58
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars

							    Karaha                            Adjusting
					     FPL            Bodas            FPL-I            &             FPL Group
					     Termovalle,    Investment       Brazil,          Elim.         International,
INCOME STATEMENT                             Inc.           Corp.            LTDA.            Entries       Inc.
OPERATING REVENUES                                  $0             $0             $0                $0        $1,488

OPERATING EXPENSES
 Fuel, purchased power & interchange                 0              0              0                 0             0
 Other operations and maintenance                  208            262            298                 0         4,136
 Depreciation & amortization                         0              0             35                 0           522
 Impairment loss on Maine assets                     0              0              0                 0             0
 Taxes other than income taxes                       0              0              1                 0           127
    Total operating expenses                       208            262            334                 0         4,785
OPERATING INCOME                                  (208)          (262)          (334)                0        (3,297)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                    0              0              0                 0             0
 Preferred stock dividends - FPL                     0              0              0                 0             0
 Divestiture of cable investments                    0              0              0                 0             0
 Other-net                                         (14)             0              0            (1,050)         (923)
    Total other deductions - net                   (14)             0              0            (1,050)         (923)

INCOME BEFORE INCOME TAXES                        (222)          (262)          (334)           (1,050)       (4,220)

INCOME TAXES                                       (51)             0            (32)                0           813

NET INCOME (LOSS)                                 (171)          (262)          (302)           (1,050)       (5,033)
RET. EARNINGS (DEF.) AT BEG. OF YEAR              (674)        (4,451)            (2)            7,863       (16,946)
DEDUCT:
 Dividends                                           0              0              0                 0             0
 Other                                               0              0              0                 0             0
RET. EARNINGS (DEF.) AT END OF YEAR              ($845)       ($4,713)         ($304)           $6,813      ($21,979)



TELESAT CABLEVISION, INC. AND SUBSIDIARIES                                                                         59
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars
					  Telesat
					  Cablevision             Cable                             West        Adjusting
					  of South      Cable     LP          Cable      Cable      Boca        &
					  Florida,      LP I,     (Pasco),    LP III,    GP,        Security,   Elim.
ASSETS                                    Inc.          Inc.      Inc.        Inc.       Inc.       Inc.        Entries
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.          $0       $0           $0       $0             $0          $0           $0
 Nuclear fuel under capital lease                0        0            0        0              0           0            0
 Construction work in progress                   0        0            0        0              0           0            0
 Less accumulated depr. & amort.                 0        0            0        0              0           0            0
    Total prop., plant and eqpt.-net             0        0            0        0              0           0            0

CURRENT ASSETS
 Cash and cash equivalents                       0       17          116        0              0           5            0
 Customer receivables - net                      0        0            0        0              0           0            0
 Mat'ls., supplies & fossil fuel inv.            0        0            0        0              0           0            0
 Deferred clause expenses                        0        0            0        0              0           0            0
 Other                                      74,440      (18)       3,931        0          5,601       1,620            0
    Total current assets                    74,440       (1)       4,047        0          5,601       1,625            0

OTHER ASSETS:
 Special use funds of FPL                        0        0            0        0              0           0            0
 Other investments                         119,272        0            0        0        109,625     108,000     (228,897)
 Other                                           0        0            0        0              0           0            0
    Total other assets                     119,272        0            0        0        109,625     108,000     (228,897)

    TOTAL ASSETS                          $193,712      ($1)      $4,047       $0       $115,226    $109,625    ($228,897)

CAPITALIZATION
 Common shareholders' equity              $150,339      ($1)      $4,047       $0       $115,226    $109,625    ($228,897)
 Pref. stk. w/o sinking fund require.            0        0            0        0              0           0            0
 Long-term debt                                  0        0            0        0              0           0            0
    Total capitalization                   150,339       (1)       4,047        0        115,226     109,625     (228,897)

CURRENT LIABILITIES
 Short-term debt                                 0        0            0        0              0           0            0
 Cur. matur. of ltd. & pref. stock               0        0            0        0              0           0            0
 Accounts payable                                0        0            0        0              0           0            0
 Customers' deposits                             0        0            0        0              0           0            0
 Accrued interest and taxes                      0        0            0        0              0           0            0
 Deferred clause revenue                         0        0            0        0              0           0            0
 Other                                           0        0            0        0              0           0            0
    Total current liabilities                    0        0            0        0              0           0            0

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes          43,373        0            0        0              0           0            0
 Def. regulatory credit - income taxes           0        0            0        0              0           0            0
 Unamortized investment tax credits              0        0            0        0              0           0            0
 Storm and property insurance reserve            0        0            0        0              0           0            0
 Other                                           0        0            0        0              0           0            0
    Total other liab. & def. credits        43,373        0            0        0              0           0            0

TOTAL CAPITALIZATION AND LIABILITIES      $193,712      ($1)      $4,047       $0       $115,226    $109,625    ($228,897)



TELESAT CABLEVISION, INC. AND SUBSIDIARIES                                                                         60
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars
					 Telesat
					 Cablevision                Cable                                 West        Adjusting
					 of South       Cable       LP           Cable         Cable      Boca        &
					 Florida,       LP I,       (Pasco),     LP III,       GP,        Security,   Elim.
INCOME STATEMENT                         Inc.           Inc.        Inc.         Inc.          Inc.       Inc.        Entries
OPERATING REVENUES                            $0             $0          $0           $0            $0         $0            $0

OPERATING EXPENSES
 Fuel, purchased power & interchange           0              0           0            0             0          0             0
 Other operations and maintenance              0              0           0            0             0          0             0
 Depreciation & amortization                   0              0           0            0             0          0             0
 Impairment loss on Maine assets               0              0           0            0             0          0             0
 Taxes other than income taxes                 0              0           0            0             0          0             0
    Total operating expenses                   0              0           0            0             0          0             0
OPERATING INCOME                               0              0           0            0             0          0             0

OTHER INCOME (DEDUCTIONS):
 Interest charges                              0              0           0            0             0          0             0
 Preferred stock dividends - FPL               0              0           0            0             0          0             0
 Divestiture of cable investments              0              0           0            0        87,500          0             0
 Other-net                                88,553              0           0            0         1,053      1,620       (89,606)
    Total other deductions - net          88,553              0           0            0        88,553      1,620       (89,606)

INCOME BEFORE INCOME TAXES                88,553              0           0            0        88,553      1,620       (89,606)

INCOME TAXES                              33,753              0           0            0             0        567             0

NET INCOME (LOSS)                         54,800              0           0            0        88,553      1,053       (89,606)
RET. EARNINGS (DEF.) AT BEG. OF YEAR       6,882          9,066       6,700       (6,300)            0          0        (9,466)
DEDUCT:
 Dividends                                     0              0           0            0             0          0             0
 Other                                         0              0           0       (6,300)            0          0         6,300
RET. EARNINGS (DEF.) AT END OF YEAR      $61,682         $9,066      $6,700           $0       $88,553     $1,053     ($105,372)



TELESAT CABLEVISION, INC. AND SUBSIDIARIES                                                                         61
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars
                                         Telesat
					 Cablevision                                    Telesat
					 of South                                       Cablevision    Adjusting    Telesat
					 Florida,        Telesat        Mayberry        of South       &            Cablevision
					 Inc.            Cablevision    Investments,    Florida,       Elim.        Inc.
ASSETS                                   Consolidated    Inc.           Inc.            Inc.           Entries      Consolidated
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.            $0            $0             $0               $0            $0          $0
 Nuclear fuel under capital lease                  0             0              0                0             0           0
 Construction work in progress                     0             0              0                0             0           0
 Less accumulated depr. & amort.                   0             0              0                0             0           0
    Total prop., plant and eqpt.-net               0             0              0                0             0           0

CURRENT ASSETS
 Cash and cash equivalents                       138            (1)             5              138             0         142
 Customer receivables - net                        0             0              0                0             0           0
 Mat'ls., supplies & fossil fuel inv.              0             0              0                0             0           0
 Deferred clause expenses                          0             0              0                0             0           0
 Other                                        85,574       (83,954)       157,290           85,574             0     158,910
    Total current assets                      85,712       (83,955)       157,295           85,712             0     159,052

OTHER ASSETS:
 Special use funds of FPL                          0             0              0                0             0           0
 Other investments                           108,000       307,634              0          108,000      (307,634)    108,000
 Other                                             0             6              0                0             0           6
    Total other assets                       108,000       307,640              0          108,000      (307,634)    108,006

    TOTAL ASSETS                            $193,712      $223,685       $157,295         $193,712     ($307,634)   $267,058

CAPITALIZATION
 Common shareholders' equity                $150,339      $166,213       $157,295         $150,339     ($307,634)   $166,213
 Pref. stk. w/o sinking fund require.              0             0              0                0             0           0
 Long-term debt                                    0             0              0                0             0           0
    Total capitalization                     150,339       166,213        157,295          150,339      (307,634)    166,213

CURRENT LIABILITIES
 Short-term debt                                   0             0              0                0             0           0
 Cur. matur. of ltd. & pref. stock                 0             0              0                0             0           0
 Accounts payable                                  0             0              0                0             0           0
 Customers' deposits                               0             0              0                0             0           0
 Accrued interest and taxes                        0             0              0                0             0           0
 Deferred clause revenue                           0             0              0                0             0           0
 Other                                             0        57,466              0                0             0      57,466
    Total current liabilities                      0        57,466              0                0             0      57,466

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes            43,373             0              0           43,373             0      43,373
 Def. regulatory credit - income taxes             0             0              0                0             0           0
 Unamortized investment tax credits                0             0              0                0             0           0
 Storm and property insurance reserve              0             0              0                0             0           0
 Other                                             0             6              0                0             0           6
    Total other liab. & def. credits          43,373             6              0           43,373             0      43,379

TOTAL CAPITALIZATION AND LIABILITIES        $193,712      $223,685       $157,295         $193,712     ($307,634)   $267,058



TELESAT CABLEVISION, INC. AND SUBSIDIARIES                                                                         62
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars
                                           Telesat
					   Cablevision                                  Telesat
					   of South                                     Cablevision   Adjusting    Telesat
					   Florida,       Telesat       Mayberry        of South      &            Cablevision
					   Inc.           Cablevision   Investments,    Florida,      Elim.        Inc.
INCOME STATEMENT                           Consolidated   Inc.          Inc.            Inc.          Entries      Consolidated
OPERATING REVENUES                               $0             $0             $0              $0            $0          $0

OPERATING EXPENSES
 Fuel, purchased power & interchange              0              0              0               0             0           0
 Other operations and maintenance                 0             44             11               0             0          55
 Depreciation & amortization                      0              0              0               0             0           0
 Impairment loss on Maine assets                  0              0              0               0             0           0
 Taxes other than income taxes                    0              0              0               0             0           0
    Total operating expenses                      0             44             11               0             0          55
OPERATING INCOME                                  0            (44)           (11)              0             0         (55)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                 0              0              0               0             0           0
 Preferred stock dividends - FPL                  0              0              0               0             0           0
 Divestiture of cable investments            87,500         55,901        113,812          87,500             0     257,213
 Other-net                                    1,620        134,021          8,078           1,620      (134,021)      9,698
    Total other deductions - net             89,120        189,922        121,890          89,120      (134,021)    266,911

INCOME BEFORE INCOME TAXES                   89,120        189,878        121,879          89,120      (134,021)    266,856

INCOME TAXES                                 34,320         21,548         42,658          34,320             0      98,526

NET INCOME (LOSS)                            54,800        168,330         79,221          54,800      (134,021)    168,330
RET. EARNINGS (DEF.) AT BEG. OF YEAR          6,882        (25,035)           751           6,882        (7,633)    (25,035)
DEDUCT:
 Dividends                                        0              0              0               0             0           0
 Other                                            0              0            751               0          (751)          0
RET. EARNINGS (DEF.) AT END OF YEAR         $61,682       $143,295        $79,221         $61,682     ($140,903)   $143,295



HJT HOLDINGS & LCR HOLDINGS AND SUBSIDIARIES                                                                       63
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
Thousands of Dollars

												       Adjusting
					  EMB            SRM              HJT             LCR          &           HJT & LCR
					  Investments,   Investments,     Holdings,       Holdings,    Elim.       Holdings
ASSETS                                    Inc.           L.P.             Inc.            Inc.         Entries     Consolidated
PROPERTY, PLANT AND EQUIPMENT
 Utility plant in ser. and other prop.          $0             $0             $0                $0            $0          $0
 Nuclear fuel under capital lease                0              0              0                 0             0           0
 Construction work in progress                   0              0              0                 0             0           0
 Less accumulated depr. & amort.                 0              0              0                 0             0           0
    Total prop., plant and eqpt.-net             0              0              0                 0             0           0

CURRENT ASSETS
 Cash and cash equivalents                       7              0              4                 5             0          16
 Customer receivables - net                      0              0              0                 0             0           0
 Mat'ls., supplies & fossil fuel inv.            0              0              0                 0             0           0
 Deferred clause expenses                        0              0              0                 0             0           0
 Other                                      91,182             35             20                45           (80)     91,202
    Total current assets                    91,189             35             24                50           (80)     91,218

OTHER ASSETS:
 Special use funds of FPL                        0              0              0                 0             0           0
 Other investments                         320,727        411,996             42           411,944      (823,982)    320,727
 Other                                           0              0              0                 0             0           0
    Total other assets                     320,727        411,996             42           411,944      (823,982)    320,727

    TOTAL ASSETS                          $411,916       $412,031            $66          $411,994     ($824,062)   $411,945

CAPITALIZATION
 Common shareholders' equity              $411,996       $411,986            $33          $411,938     ($823,981)   $411,972
 Pref. stk. w/o sinking fund require.            0              0              0                 0             0           0
 Long-term debt                                  0              0              0                 0             0           0
    Total capitalization                   411,996        411,986             33           411,938      (823,981)    411,972

CURRENT LIABILITIES
 Short-term debt                                 0              0              0                 0             0           0
 Cur. matur. of ltd. & pref. stock               0              0              0                 0             0           0
 Accounts payable                                0              0              0                 0             0           0
 Customers' deposits                             0              0              0                 0             0           0
 Accrued interest and taxes                    (80)             0              0                 0             0         (80)
 Deferred clause revenue                         0              0              0                 0             0           0
 Other                                           0             45             33                56           (81)         53
    Total current liabilities                  (80)            45             33                56           (81)        (27)

OTHER LIABILITIES AND DEFERRED CREDITS
 Accumulated deferred income taxes               0              0              0                 0             0           0
 Def. regulatory credit - income taxes           0              0              0                 0             0           0
 Unamortized investment tax credits              0              0              0                 0             0           0
 Storm and property insurance reserve            0              0              0                 0             0           0
 Other                                           0              0              0                 0             0           0
    Total other liab. & def. credits             0              0              0                 0             0           0

TOTAL CAPITALIZATION AND LIABILITIES      $411,916       $412,031            $66          $411,994     ($824,062)   $411,945



HJT HOLDINGS & LCR HOLDINGS AND SUBSIDIARIES                                                                       64
CONSOLIDATING STATEMENTS OF INCOME AND
RETAINED EARNINGS
DECEMBER 31, 1999
Thousands of Dollars

												     Adjusting
					   EMB            SRM              HJT           LCR         &            HJT & LCR
					   Investments,   Investments,     Holdings,     Holdings,   Elim.        Holdings
INCOME STATEMENT                           Inc.           L.P.             Inc.          Inc.        Entries      Consolidated
OPERATING REVENUES                              $0             $0             $0              $0            $0          $0

OPERATING EXPENSES
 Fuel, purchased power & interchange             0              0              0               0             0           0
 Other operations and maintenance                7              6              7               7             0          27
 Depreciation & amortization                     0              0              0               0             0           0
 Impairment loss on Maine assets                 0              0              0               0             0           0
 Taxes other than income taxes                   0              0              0               0             0           0
    Total operating expenses                     7              6              7               7             0          27
OPERATING INCOME                                (7)            (6)            (7)             (7)            0         (27)

OTHER INCOME (DEDUCTIONS):
 Interest charges                                0              0              0               0             0           0
 Preferred stock dividends - FPL                 0              0              0               0             0           0
 Divestiture of cable investments
 Other-net                                  35,740         23,226              2          23,218       (46,447)     35,739
    Total other deductions - net            35,740         23,226              2          23,218       (46,447)     35,739

INCOME BEFORE INCOME TAXES                  35,733         23,220             (5)         23,211       (46,447)     35,712

INCOME TAXES                                12,506              0             (3)             (5)            0      12,498

NET INCOME (LOSS)                           23,227         23,220             (2)         23,216       (46,447)     23,214
RET. EARNINGS (DEF.) AT BEG. OF YEAR        45,354         45,345             (1)         45,338       (90,699)     45,337
DEDUCT:
 Dividends                                       0              0              0               0             0           0
 Other                                           0              0              0               0             0           0
RET. EARNINGS (DEF.) AT END OF YEAR        $68,581        $68,565            ($3)        $68,554     ($137,146)    $68,551





		 FPL GROUP, INC. AND SUBSIDIARIES
	  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS

1.  Entities for which Separate Financial Statements are not Presented

    The following subsidiaries of the Claimant have had no financial activity during the year. Accordingly, financial information for these companies is not provided.

    - Alpha Joshua (Prime), Inc.
    - Alpha Mariah (Prime), Inc.
    - Beta Mariah (Prime), Inc.
    - Beta Willow (Prime), Inc.
    - ESI Antilles, Inc.
    - ESI Antilles LP, Inc.
    - ESI Australia II, Inc.
    - ESI Chesapeake Power, Inc.
    - ESI Dixie Valley, Inc.
    - ESI Dixie Valley LP, Inc.
    - ESI Jonesboro, Inc.
    - ESI Lake Benton Holdings, Inc.
    - ESI New Bedford, LLC
    - ESI New Jersey Energy GP, Inc.
    - ESI Ormesa IH Equity LLC
    - ESI Ormesa IH Resource LLC
    - ESI Philippines, Inc.
    - ESI Prairie Winds GP, LLC
    - ESI Prairie Winds LP, LLC
    - ESI SEMASS Corp. LP, Inc.
    - ESI West Enfield, Inc.
    - ESI WTE Development, Inc.
    - FPL Energy Altamont Acquisitions LLC
    - FPL Energy Bellingham, Inc.
    - IDC Bellingham, LLC
    - FPL Energy Bellingham, LLC
    - FPL Energy Cal Hydro, LLC
    - FPL Energy Coldwater Creek, LLC
    - FPL Energy Geysers, LLC
    - FPL Energy Geysers Holdings I, LLC
    - FPL Energy Geysers Holdings II, LLC
    - FPL Energy Great Plains Wind, LLC
    - FPL Energy Island End GP, LLC
    - FPL Energy Island End LP, LLC
    - FPL Energy Livermore, LLC
    - FPL Energy Marcus Hook  LLC
    - FPL Energy MH700, LLC
    - FPL Energy Marcus Hook, L.P.
    - FPL Energy Sacramento Power, LLC
    - FPL Energy Solar Funding Corp.
    - FPL Energy Windridge Acquisitions, LLC
    - High Winds Holdings, LLC
    - High Winds, LLC
    - Opal Holdings, LLC
    - Philadelphia Refinery Generation, LLC
    - FPL Energy PRG, LLC
    - Philadelphia Refinery Generation, L.P.
    - FPL Energy Brazil I, LLC
    - FPL Energy Brazil II, LLC
    - FPL Group Argentina, Inc.
    - FPL Group International South America, Inc.
    - FPL Group International Brazil (Cayman) I, Inc.
    - FPL Group International Brazil (Cayman) II, Inc.
    - FPL Group International South America II, Inc.
    - Cable LP II, Inc.
    - Port 95 Commerce Park Association, Inc.
    - AMS Realty, Inc.
    - Turner Corporation
    - FPL AAV Corporation
    - FPL Group Holdings 1, Inc.
    - FPL Group Holdings 2, Inc.
    - Praxis Group, Inc.
    - Qualtec Professional Services, Inc.

    Separate financial statements are not presented for Bay Loan and Investment Bank since it is classified as discontinued operations.

2.  Not-for-Profit Corporations

    FPL Group Foundation (the Foundation) is a private foundation organized as a not for profit corporation to provide for the centralized evaluation and coordination of charitable activities of FPL Group, Inc. and its subsidiaries. FPL Historical Museum (the Museum) is a not-for-profit corporation formed to collect and preserve tangible objects that help interpret or describe the history of Florida Power & Light Company. The Foundation and the Museum operate independently of FPL Group, Inc., and consolidation of their not-for-profit financial statements with FPL Group, Inc.'s financial statements is not appropriate. Total assets of the Foundation and the Museum were approximately $5.8 million and $.3 million, respectively, at December 31, 1999.

3.  Dissolutions and Name Changes of Subsidiaries

    Harper Lake Operations, Inc., FPL Energy Everett L.L.C., Silverado Geothermal Resources, Inc., ESI Jonesboro Limited Partnership, ESI West Enfield Limited Partnership, Owenreagh Cayman Power Partnership, LLC, Owenreagh Power Partners, FPL Energy Marcus Hook, Inc., FPL Energy Paris GP, LLC, West Texas Wind Energy Partners, LLC, CPC I, Inc., Ridgetop Turbines, Inc., Olympus Communications, L.P. and Calistoga Geothermal Partners, L.P. were dissolved in 1999.

    The following name changes were made in 1999:

    Cannon Turbines, Inc. to Ridgetop Turbines, Inc.
    Cannon Power Corporation to Ridgetop Power Corporation
    FPL Energy Doswell Funding Corporation to UFG Holdings, Inc. ESI Hawkeye Power, Inc. to ESI Hawkeye Power, LLC
    ESI Geothermal II, Inc. to ESI Geothermal, Inc.
    ESCA II Limited Partnership to ESCA Limited Partnership
    ESCA Limited Partnership to ESCA, LLC
    Coso Finance Partners II to Coso Finance Partners
    ESI Montgomery County, Inc. to ESI Montgomery County, LLC Cable LP III, Inc. to Cable GP, Inc.
    FPL Energy, Inc. to FPL Energy, LLC
    ESI Energy, Inc. to ESI Energy, LLC




Claimant has caused this statement to be duly executed on its behalf by its authorized officer this 29th day of February, 2000.


			 FPL Group, Inc.



		  By:     K. MICHAEL DAVIS
		      ---------------------------
			  K. Michael Davis
	       Controller and Chief Accounting Officer
		   (Principal Accounting Officer)




(Corporate Seal)





Attest:





D. P. COYLE
------------------------------------------
D. P. Coyle, General Counsel and Secretary




Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:

K. Michael Davis
Controller and Chief Accounting Officer
FPL Group, Inc.
700 Universe Boulevard
Juno Beach, FL 33408





						     EXHIBIT B

The Financial Data Schedule is included as Exhibit 27 at the conclusion of this document.





						     EXHIBIT C


An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding-company system.

FPL Group, Inc. (Claimant)
* FPL Group Capital Inc
** FPL Energy, LLC
*** ESI Energy, LLC
**** ESI Doswell, Inc.
**** ESI LP, Inc.
**** ESI Doswell GP, Inc.
**** ESI Doswell GP II Holdings, Inc.
**** ESI Doswell LP Holdings, Inc.

At December 31, 1999, ESI Doswell, Inc., ESI LP, Inc., ESI Doswell GP, Inc., ESI Doswell GP II Holdings, Inc. and ESI Doswell LP Holdings, Inc. each owned a partnership interest in Doswell Limited Partnership, an EWG. These interests in the aggregate equal 100%.

FPL Group, Inc. (Claimant)
* FPL Group Capital Inc
** FPL Energy, LLC
*** ESI Energy, LLC
**** ESI Vansycle GP, Inc.
**** ESI Vansycle LP, Inc.

At December 31, 1999, ESI Vansycle GP, Inc., and ESI Vansycle LP, Inc., each owned a partnership interest in ESI Vansycle Partners, L.P., an EWG. These interests in the aggregate equal 100%.





						     APPENDIX 1

		   SUBSIDIARIES OF FPL GROUP, INC.
			  December 31, 1999


				    Jurisdic-
				    tion of
				    Incor-
	      Name                  poration      Location                         Nature of Business
-----------------------------       --------    ------------         ----------------------------------------
FLORIDA POWER & LIGHT COMPANY       Florida     Juno Beach           Operates as an electric utility company.

*FPL Enersys, Inc.                  Florida     Miami                Holds the stock of a subsidiary which
								     was formed to provide ongoing services
								     to implement energy programs.

*FPL Energy Services II, Inc.       Florida     Miami                Develops energy management systems for
								     commercial, industrial and institutional
								     companies.

*KPB Financial Corp.                Delaware    Wilmington           Manages financial assets.

FPL GROUP CAPITAL INC               Florida     Juno Beach           Holds the stock of and provides the funding for
								     the operating companies other than FPL.

*Alandco Inc.                       Florida     North Palm Beach     Holds real estate investments.

**Alandco I, Inc.                   Florida     North Palm Beach     Holds real estate investments.

**Alandco/Cascade, Inc.             Florida     North Palm Beach     Holds real estate investments.

**Port 95 Commerce Park             Florida     Juno Beach           Manages property.
  Association, Inc.



*CAS Investments, Inc.              Delaware    Wilmington           Owns investment securities.



*FPL Energy, LLC                    Florida     North Palm Beach     Participates in energy market and clean
								     fuel generation.

**BAC Investment Corp.              Delaware    Wilmington           Manages intangible assets.

**ESI Energy, LLC                   Florida     North Palm Beach     Participates in energy market and clean
								     fuel generation.

***Alpha Joshua (Prime), Inc.       California  San Francisco        Inactive.

***Alpha Mariah (Prime), Inc.       California  North Palm Beach     Inactive.

***Beta Mariah (Prime), Inc.        California  North Palm Beach     Inactive.

***Beta Willow (Prime), Inc.        California  San Francisco        Inactive.

***ESI Altamont Acquisitions,       Florida     North Palm Beach     Participates in a wind power project.
   Inc.

***ESI Antilles, Inc.               Florida     North Palm Beach     Inactive.

***ESI Antilles LP, Inc.            Florida     North Palm Beach     Inactive.

***ESI Australia II, Inc.           Delaware    North Palm Beach     Inactive.

***ESI Bay Area, Inc.               Florida     North Palm Beach     Participates in a wind power project.

***ESI Bay Area GP, Inc.            Florida     North Palm Beach     Participates in a wind power project.

***ESI Brady, Inc.                  Florida     North Palm Beach     Participates in a geothermal project.

****ESI BH Limited Partnership      Florida     North Palm Beach     Participates in a geothermal project.

***ESI California Holdings, Inc.    California  North Palm Beach     Holding company.

****CH Ormesa, Inc.                 Florida     North Palm Beach     Participates in a geothermal project.

****CH Ormesa LP, Inc.              Florida     North Palm Beach     Participates in a geothermal project.

****CH POSDEF, Inc.                 Florida     North Palm Beach     Participates in a coal project.

****CH POSDEF LP, Inc.              Florida     North Palm Beach     Participates in a coal project.

****Eastern Pacific Enterprises,    California  San Diego            Holding company.
    Inc.

****ESI Sky River, Inc.             Florida     North Palm Beach     Participates in a wind power project.

*****ESI Sky River Limited          Florida     North Palm Beach     Participates in a wind power project.
     Partnership

***ESI Calistoga GP, Inc.           Florida     North Palm Beach     Participates in a geothermal project.

***ESI Calistoga LP, Inc.           Florida     North Palm Beach     Participates in a geothermal project.

***ESI Cherokee GP, Inc.            Florida     North Palm Beach     Participates in a combined cycle natural
								     gas project.

****ESI Cherokee County, L.P.       Florida    North Palm Beach      Participates in a combined cycle natural
								     gas project.

***ESI Cherokee LP, Inc.            Florida     North Palm Beach     Participates in a combined cycle natural
								     gas project.

***ESI Cherokee Holdings, Inc.      Florida     North Palm Beach     Participates in a combined cycle natural
								     gas project.

****ESI Cherokee MGP, Inc.          Florida     North Palm Beach     Participates in a combined cycle natural
								     gas project.

****Cherokee County Cogeneration    Delaware    North Palm Beach     Participates in a combined cycle natural
      Corp.                                                          gas project.

***ESI Chesapeake Power, Inc.       Florida     North Palm Beach     Inactive.

***ESI Dixie Valley, Inc.           Florida     North Palm Beach     Inactive.

***ESI Dixie Valley LP, Inc.        Florida     North Palm Beach     Inactive.

***ESI Doswell, Inc.                Florida     North Palm Beach     Participates in combined cycle natural gas project.

****ESI Doswell, L.P.               Florida     North Palm Beach     Participates in combined cycle natural gas project.

*****Doswell II Limited             Florida     North Palm Beach     Participates in combined cycle natural gas project.
     Partnership

******Doswell Limited Partnership   Florida     North Palm Beach     Owns combined cycle natural gas project.

***ESI Doswell GP, Inc.             Florida     North Palm Beach     Participates in combined cycle natural gas project

****Doswell-Hanover, Inc.           Florida     North Palm Beach     Participates in combined cycle natural gas project.

*****Doswell I, Inc.                Florida     North Palm Beach     Participates in combined cycle natural gas project.

***ESI Doswell GP II Holdings,      Florida     North Palm Beach     Participates in combined cycle natural gas project.
   Inc.

****ESI Doswell GP II, Inc.         Florida     North Palm Beach     Participates in combined cycle natural gas project.

***ESI Doswell LP Holdings, Inc.    Florida     North Palm Beach     Participates in combined cycle natural gas project.

****ESI DLP-LP Holdings, Inc.       Florida     North Palm Beach     Participates in combined cycle natural gas project.

***ESI Double "C", Inc.             Florida     North Palm Beach     Participates in a natural gas project.

***ESI Kern Front, Inc.             Florida     North Palm Beach     Participates in a natural gas project.

***ESI Sierra, Inc.                 Florida     North Palm Beach     Participates in a natural gas project.

***ESI Ebensburg, Inc.              Florida     North Palm Beach     Participates in a waste-to-energy project.

***ESI Geothermal, Inc.             Florida     North Palm Beach     Participates in a geothermal project.

***ESI Hawkeye Power, LLC           Florida     North Palm Beach     Participates in a wind project.

****Hawkeye Power Partners, LLC     Delaware    North Palm Beach     Owns a wind project.

***ESI Jonesboro, Inc.              Florida     North Palm Beach     Inactive.

***ESI Lake Benton Holdings, Inc.   Florida     North Palm Beach     Inactive.

***ESI LP, Inc.                     Florida     North Palm Beach     Formed to invest in partnerships.

***ESI Montgomery County, LLC       Florida     North Palm Beach     Participates in a waste-to-energy project.

*****ESI Montgomery County GP, Inc. Florida     North Palm Beach     Participates in a waste-to-energy project.

*****ESI Montgomery County LP, Inc. Florida     North Palm Beach     Participates in a waste-to-energy project.

***ESI Mojave, Inc.                 Florida     North Palm Beach     Participates in a wind power project.

***ESI Mojave LLC                   Delaware    North Palm Beach     Participates in a wind power project.

****ESI Mojave 16/17/18 LLC         Delaware    North Palm Beach     Participates in a wind power project.

***ESI Multitrade LP, Inc.          Florida     North Palm Beach     Participates in a wood-burning electric generating
								     project.

***ESI Pittsylvania, Inc.           Florida     North Palm Beach     Participates in a wood-burning electric generating
								     project.

***ESI New Bedford LLC              Delaware    North Palm Beach     Inactive.

***ESI New Jersey Energy GP, Inc.   Florida     North Palm Beach     Inactive.

***ESI Northeast Energy             Florida     North Palm Beach     Formed to acquire generation assets.
   Acquisition Funding, Inc.

***ESI Northeast Energy             Florida     North Palm Beach     A funding corporation.
   Funding, Inc.

***ESI Northeast Energy GP, Inc.    Florida     North Palm Beach     Participate in combined cycle natural
								     gas project.

***ESI Northeast Energy LP, Inc.    Florida     North Palm Beach     Participate in combined cycle natural
								     gas project.

***ESI Northeast Fuel               Florida     North Palm Beach     Provides fuel management services.
   Management, Inc.

***ESI Ormesa Debt Holdings LLC     Delaware    North Palm Beach     Formed to acquire partnership interest.

***ESI Ormesa Holdings, Inc.        Florida     North Palm Beach     Formed to acquire partnership interest.

***ESI Ormesa Holdings I LLC        Delaware    North Palm Beach     Participates in a geothermal project.

***ESI Ormesa IE Equity, Inc.       Florida     North Palm Beach     Participates in a geothermal project.

****ESI Ormesa Equity Holdings LLC  Delaware    North Palm Beach     Participates in a geothermal project.

***ESI Ormesa IE Resource LLC       Florida     North Palm Beach     Participates in a geothermal project.

***ESI Ormesa IH Equity LLC         Delaware    North Palm Beach     Inactive.

***ESI Ormesa IH Resource LLC       Delaware    North Palm Beach     Inactive.

***ESI Philippines, Inc.            Florida     North Palm Beach     Inactive.

***ESI Prairie Winds GP, LLC        Delaware    North Palm Beach     Inactive.

***ESI Prairie Winds LP, LLC        Delaware    North Palm Beach     Inactive.

***ESI SEMASS Corp. LP, Inc.        Florida     North Palm Beach     Inactive.

***ESI Silverado Delaware, LLC      Delaware    North Palm Beach     Holding company for a steam project.

****ESI Silverado Holdings, LLC     Delaware    North Palm Beach     Holding company for a steam project.

***ESI Steamboat, Inc.              Florida     North Palm Beach     Formed to service a loan.

***ESI Tehachapi Acquisitions, Inc. Florida     North Palm Beach     Participates in wind power projects.

***ESI Vansycle GP, Inc.            Florida     North Palm Beach     Participates in a wind power project.

****ESI Vansycle Partners, L.P.     Florida     North Palm Beach     Owns a wind power project.

***ESI Vansycle LP, Inc.            Florida     North Palm Beach     Participates in a wind power project.

***ESI Victory, Inc.                Florida     North Palm Beach     Participates in a wind power project.

****ESI VG Limited Partnership      Delaware    Wilmington           Participates in a wind power project.

***ESI West Enfield, Inc.           Florida     North Palm Beach     Inactive.

***ESI West Texas Energy, Inc.      Florida     North Palm Beach     Participates in a wind power project.

****West Texas Wind Energy          Delaware    North Palm Beach     Owns a wind power project.
    Partners, LLC

***ESI West Texas Energy LP, LLC    Delaware    North Palm Beach     Participates in a wind power project.

***ESI WTE Development, Inc.        Florida     North Palm Beach     Inactive.

***FPL Energy Altamont              Delaware    Santa Rosa           Inactive.
   Acquisitions LLC

***FPL Energy Bellingham, Inc.      Florida     North Palm Beach     Inactive.

****IDC Bellingham, LLC             Florida     North Palm Beach     Inactive.

***FPL Energy Bellingham, LLC       Florida     North Palm Beach     Inactive.

***FPL Energy Cal Hydro, LLC        Delaware    North Palm Beach     Inactive.

***FPL Energy California Wind, LLC  Delaware    North Palm Beach     Participates in a wind power project.

****FPL Energy Pacific Crest        Delaware    North Palm Beach     Participates in a wind power project.
    Partner, LLC

****ESI Cannon Acquisitions LLC     Delaware    North Palm Beach     Participates in a wind power project.

*****Ridgetop Power Corporation     California  North Palm Beach     Operates a wind power project.

***FPL Energy Coldwater Creek, LLC  Delaware    Juno Beach           Inactive.

***FPL Energy Doswell Holdings,     Florida     Juno Beach           Hold stock in combined cycle gas-fired
   Inc.                                                              project.

****Doswell Funding Corporation     Florida     Juno Beach           Manages intangible assets.

****UFG Holdings, Inc.              Delaware    Wilmington           Manages intangible assets.

***FPL Energy East Mesa LLC         Delaware    Juno Beach           Participates in geothermal project.

***FPL Energy Geo East Mesa         Florida     Juno Beach           Participates in geothermal project.
   Partners, Inc.

***FPL Energy Everett LLC           Delaware    Juno Beach           Develop and construct combined cycle
								     natural gas project.

****Northwest Power Company, LLC    Washington  North Palm Beach     Develop and construct combined cycle
								     natural gas project.

***FPL Energy Geysers, LLC          Delaware    North Palm Beach     Inactive.

***FPL Energy Geysers Holdings I,   Delaware    North Palm Beach     Inactive.
   LLC

***FPL Energy Geysers Holdings II,  Delaware    North Palm Beach     Inactive.
   LLC

***FPL Energy Great Plains Wind,    Delaware    North Palm Beach     Inactive.
   LLC

***FPL Energy Island End GP, LLC    Delaware    North Palm Beach     Inactive.

***FPL Energy Island End LP, LLC    Delaware    North Palm Beach     Inactive.

***FPL Energy Livermore, LLC        Delaware    North Palm Beach     Inactive.

***FPL Energy Marcus Hook LLC       Delaware    North Palm Beach     Inactive.

****FPL Energy MH700, LLC           Delaware    North Palm Beach     Inactive.

****FPL Energy Marcus Hook, L.P.    Delaware    North Palm Beach     Inactive.

***FPL Energy MH50 GP, LLC          Delaware    North Palm Beach     Participates in combined cycle natural gas project.

****FPL Energy MH50 L.P.            Delaware    North Palm Beach     Owns combined cycle natural gas project.

***FPL Energy MH50 LP,LLC           Delaware    North Palm Beach     Participates in combined cycle natural gas project.

***FPL Energy Mojave Operating      Delaware    North Palm Beach     Provides operating and maintenance services for
   Services, LLC                                                     wind projects.

***FPL Energy Operating Services,   Florida     North Palm Beach     Provides operating and maintenance services and
   Inc.                                                              fuel procurement for projects.

****FPL Energy Brady Power          Florida     North Palm Beach     Provides operating and maintenance services for a
    Services, Inc.                                                   geothermal project.

****FPL Energy Calistoga            Florida     North Palm Beach     Provides operating and maintenance services for a
    Power Services, Inc.                                             geothermal project.

****FPL Energy CO2 Operations,      Florida     North Palm Beach     Provides operating and maintenance services for a
    Inc.                                                             combined cycle gas-fired project.

****FPL Energy Doswell Power        Florida     North Palm Beach     Provides operating and maintenance services for
    Services, Inc.                                                   a power project.

****FPL Energy Virginia Power       Florida     North Palm Beach     Provides operating and maintenance services for
    Services, Inc.                                                   a wood-burning project.

***FPL Energy Paris GP, LLC         Delaware    North Palm Beach     Participates in a natural gas project.

****Lamar Power Partners, LP        Delaware    North Palm Beach     Participates in a natural gas project.

*****Intexco I, LLC                 Delaware    North Palm Beach     Participates in a natural gas project.

***FPL Energy Paris LP, LLC         Delaware    North Palm Beach     Participates in a natural gas project.

***FPL Energy Sacramento Power,     Delaware    North Palm Beach     Inactive.
   LLC

***FPL Energy Solar Funding Corp.   Florida     North Palm Beach     Inactive.

***FPL Energy Vansycle LLC          Florida     North Palm Beach     Participates in a wind powered project.

***FPL Energy Windridge             Delaware    North Palm Beach     Inactive.
   Acquisitions, LLC

***FPL Energy Wisconsin Holdings,   Delaware    North Palm Beach     Participates in a wind powered project.
   LLC

***FPL Energy Wisconsin Wind, LLC   Delaware    North Palm Beach     Participates in a wind powered project.

***Harper Lake Acquisitions, Inc.   Florida     North Palm Beach     Formed to acquire assets of a solar
								     electric generating system.

***Harper Lake Holdings, Inc.       Florida     North Palm Beach     Formed to acquire senior debt of a solar
								     electric generating system.

***Harper Lake Management, Inc.     Florida     Delaware             Acquired assets of a solar electric
								     generating system.

***High Desert Land Acquisition     Delaware    North Palm Beach     Holds land.
   LLC

***High Winds Holdings, LLC         Delaware    North Palm Beach     Inactive.

****High Winds, LLC                 Delaware    North Palm Beach     Inactive.

***Hyperion VIII, Inc.              Florida     North Palm Beach     Participates in a solar electric generating
								     system.

****Harper Lake Company VIII        California  North Palm Beach     Participates in a solar electric generating
								     system.

***Hyperion IX, Inc.                Florida     North Palm Beach     Participates in a solar electric generating
								     system.

****HLC IX Company                  California  North Palm Beach     Participates in a solar electric generating
								     system.

***MES Financial Corp.              Delaware    Wilmington           Manages intangible assets.

***NG Acquisition LLC               Florida     North Palm Beach     Participates in a geothermal project.

****Nevada Geothermal Holdings      Florida     North Palm Beach     Participates in a geothermal project.
    L.L.C.

***Northern Cross Investments,      Delaware    North Palm Beach     Manages intangible assets.
   Inc.

***Opal Holdings, LLC               Delaware    North Palm Beach     Inactive.

***Philadelphia Refinery            Delaware    North Palm Beach     Inactive.
   Generation, LLC

****FPL Energy PRG, LLC             Delaware    North Palm Beach     Inactive.

****Philadelphia Refinery           Delaware    North Palm Beach     Inactive.
    Generation, L.P.

***Sullivan Street Investments,     Delaware    North Palm Beach     Manages intangible assets.
    Inc.

**FPL Energy East Mesa Holdings     Delaware    North Palm Beach     Participates in a geothermal project.
  LLC

**FPL Energy Maine, Inc.            Delaware    North Palm Beach     To acquire generation assets of a power
								     company.

***FPL Energy Avec LLC              Delaware    North Palm Beach     To acquire ownership of a power company.

****Aroostock Valley Electric       Delaware    North Palm Beach     To acquire ownership of a power company.
    Company

***FPL Energy Mason LLC             Delaware    North Palm Beach     To acquire ownership of a power company.

***FPL Energy Maine Hydro LLC       Delaware    North Palm Beach     To acquire ownership of a power plant.

****Kennebec Hydro Resources, Inc.  Maine       North Palm Bach      To acquire ownership in hydroelectric company.

***FPL Energy Maine Operating       Delaware    North Palm Beach     Provides operating and maintenance services for
   Services LLC                                                      a power company.

***FPL Energy Spruce Point LLC      Delaware    North Palm Beach     Provides services for fossil and hydroelectric
								     companies.

***FPL Energy Wyman LLC             Delaware    North Palm Beach     To acquire ownership of a power plant.

***FPL Energy Wyman IV LLC          Delaware    North Palm Beach     To acquire ownership of a power plant.

**FPL Group International, Inc.     Florida     North Palm Beach     Participates in international power projects.

***Crete I Cayman, Inc.             Cayman      Cayman Islands       Participates in a wind power project.
				    Islands,
				    B.W.I.

***Crete II Cayman, Inc.            Cayman      Cayman Islands       Participates in a wind power project.
				    Islands,
				    B.W.I.

***Crete III Cayman, Inc.           Cayman      Cayman Islands       Participates in a wind power project.
				    Islands,
				    B.W.I.

***Faeto Cayman, Inc.               Cayman      Cayman Islands       Participates in a wind power project.
				    Islands,
				    B.W.I.

***FPL Energy Brazil I, LLC         Delaware    North Palm Beach     Inactive.

***FPL Energy Brazil II, LLC        Delaware    North Palm Beach     Inactive.

***FPL Group Argentina, Inc.        Florida     North Palm Beach     Inactive.

***FPL Group International          Florida     North Palm Beach     Inactive.
   South America, Inc.

****FPL Group International         Cayman      Cayman Islands       Inactive.
    Brazil (Cayman) I, Inc.         Islands,
				    B.W.I.

*****FPL-I Brasil, LTDA.            Brazil      Brazil               Participates in a power project.

****FPL Group International         Cayman      Cayman Islands       Inactive.
    Brazil (Cayman) II, Inc.        Islands,
				    B.W.I.

***FPL Group International          Florida     North Palm Beach     Inactive.
   South America II, Inc.

***FPL International Holdings,      Cayman      Cayman Islands       Participates in international power projects.
   Inc.                             Islands,
				    B.W.I.

***FPL Termovalle, Inc.             Florida     North Palm Beach     Participates in international power projects.

***FPL TermoCandelaria, Inc.        Florida     North Palm Beach     Participates in international power projects.

***FPL International Holdings       Cayman      Cayman Islands       Participates in international power projects.
   II, Inc.                         Islands,
				    B.W.I.

***Owenreagh Cayman, Inc.           Cayman      Cayman Islands       Participates in international power projects.
				    Islands,
				    B.W.I.

***FPL International Investment     Cayman      Cayman Islands       Participates in international power projects.
   Company                          Islands,
				    B.W.I.

***FPL Mamonal, Inc.                Florida     North Palm Beach     Participates in international power projects.

***Karaha Bodas Investment Corp.    Cayman      Cayman Islands       Participates in a geothermal project.
				    Islands,
				    B.W.I.

***Monte San Giorgio Cayman, Inc.   Cayman      Cayman Islands       Participates in a wind power project.
				    Islands,
				    B.W.I.

***Mynydd Gordu Cayman, Inc.        Cayman      Cayman Islands       Participates in international power projects.
				    Islands,
				    B.W.I.

***Riva-Caleone Cayman, Inc.        Cayman      Cayman Islands       Participates in international power projects.
				    Islands,
				    B.W.I.

***San Bartolomeo Cayman, Inc.      Cayman      Cayman Islands       Participates in international power projects.
				    Islands,
				    B.W.I.

***Werfa Cayman, Inc.               Cayman      Cayman Islands       Participates in international power projects.
				    Islands,
				    B.W.I.

**FPL Energy Power Marketing, Inc.  Florida     North Palm Beach     Provides retail marketing services.

**FPL Energy Project Management,    Florida     North Palm Beach     Provides employee services.
  Inc.

**Square Lake Holdings, Inc.        Delaware    North Palm Beach     Set up to acquire a project.

*FPL Holdings Inc                   Florida     Juno Beach           Holds certain fixed assets used by FPL Group.


**Colonial Penn Capital             Delaware    Juno Beach, FL       Holds the stock of Bay Loan and Investment
  Holdings, Inc.                                                     Bank.


*FPL Investments, Inc.              Florida     North Palm Beach     Manages a leveraged lease portfolio.


*Group Capital Services, Inc.       Florida     Juno Beach           Formed to participate in a project.


*Telesat Cablevision, Inc.          Florida     Miami, FL            Owns investments in cable TV partnerships
								     and joint ventures.

**Mayberry Investments, Inc         Delaware    Wilmington           Manages intangible assets.

**Telesat Cablevision of            Florida     Miami, FL            Holds the stock of subsidiaries involved
  South Florida, Inc.                                                in cable partnerships.

***Cable GP, Inc.                   Florida     Miami, FL            Owns a general partnership interest in a
								     cable television joint venture.

****West Boca Security, Inc.        Delaware    Wilmington           Holds note receivable.

***Cable LP I, Inc.                 Florida     Miami, FL            Owns limited partnership interests in
								     cable television joint ventures.

***Cable LP II, Inc.                Florida     Miami, FL            Inactive.

***Cable LP (PASCO), Inc.           Florida     Juno Beach           Participates in a television joint venture.

*Turner Foods Corporation           Florida     Punta Gorda          Holding company.

**AMS Realty, Inc.                  Florida     Punta Gorda          Inactive.

**Turner Corporation                Florida     Immokalee            Inactive.

*FPL AAV Corporation                Florida     Juno Beach           Inactive.

*FPL Energy Services, Inc.          Florida     Miami                Formed to provide ongoing services to
								     implement energy programs.

**FPL Thermal Systems, Inc.         Florida     Juno Beach           Build, own and operate district cooling
								     facilities.

*FPL Group Holdings 1, Inc.         Florida     Juno Beach           Inactive.

*FPL Group Holdings 2, Inc.         Florida     June Beach           Inactive.

*HJT Holdings, Inc.                 Delaware    Wilmington           Manages intangible assets.

*LCR Holdings, Inc.                 Delaware    Wilmington           Manages intangible assets.

**SRM Investments, L.P.             N/A         N/A                  Limited partnership holding intangible assets.

****EMB Investments, Inc.           Delaware    Wilmington           Manages intangible assets.

*Palms Insurance Company,           Cayman      Cayman Islands       Operates as a captive insurance company
 Limited                            Islands,                         primarily engaged in reinsuring liability
				    B.W.I.                           insurance coverage for FPL Group, Inc. and its
								     subsidiaries.

*Praxis Group, Inc.                 Delaware    Miami, FL            Holds certain immaterial assets and
								     liabilities, but no longer actively in business.

*QualTec Professional               Florida     Miami, FL            Holds certain immaterial assets and
 Services, Inc.                                                      liabilities but no longer actively in business.